Filed Pursuant to Rule 424(b)(2)

Registration No. 333-69375

P R O S P E C T U S   S U P P L E M E N T

(To Prospectus Dated January 29, 1999)

5,700,000 Shares

Boston Properties, Inc.

Common Stock

$51.40 per share

We are selling 5,700,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “BXP.” The last reported sale price of our common stock on February 26, 2004 was $52.52 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$51.40	$292,980,000
Underwriting Discount	$0.27	$1,539,000
Proceeds to Boston Properties, Inc. (before expenses)	$51.13	$291,441,000

In addition to the underwriting discount, the underwriters will receive a commission from investors in the amount of $0.05 for each share of common stock sold to those investors in this offering.

The underwriters expect to deliver the shares to purchasers on or about March 3, 2004.

Citigroup
Morgan Stanley

February 26, 2004

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, including the documents incorporated herein by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

This prospectus supplement is a supplement to the accompanying prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and supercede the information in the prospectus. It is important for you to read and carefully consider all information contained in this prospectus supplement and the accompanying prospectus. You should also read and carefully consider the information in the documents to which we have referred you in “Incorporation of Certain Documents by Reference.”

As used herein, the terms “we,” “us,” “our,” “Boston Properties” or the “Company” refer to Boston Properties, Inc., individually or together with its subsidiaries, including Boston Properties Limited Partnership and our predecessors.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully before deciding whether to invest in our common stock. You should also consider consulting with your own legal and tax advisors.

Our Company

We are a fully integrated self-administered and self-managed real estate investment trust, or “REIT,” and one of the largest owners and developers of office properties in the United States. Our properties are concentrated in four core markets—Boston, Washington, D.C., midtown Manhattan and San Francisco. We conduct substantially all of our business through our subsidiary Boston Properties Limited Partnership. At December 31, 2003, we owned or had interests in 140 properties, totaling approximately 43.9 million net rentable square feet. Our properties consisted of:

•	131 office properties comprised of 103 Class A office properties (including three properties under construction) and 28 Office/Technical properties;

•	four industrial properties;

•	three hotels; and

•	two retail properties.

In addition, we own or control 43 parcels of land totaling 551.3 acres and structured parking for 31,098 vehicles containing approximately 9.4 million square feet. Subsequent to December 31, 2003, we sold one industrial property and ten office/technical properties, which consisted of a combined 222,081 net rentable square feet. We consider Class A office properties to be centrally-located buildings that are professionally managed and maintained, attract high-quality tenants and command upper-tier rental rates, and that are modern structures or have been modernized to compete with newer buildings. We consider Office/Technical properties to be properties that support office, research and development and other technical uses. Our definitions of Class A office and Office/Technical properties may be different than those of other companies.

We are a full-service real estate company, with substantial in-house expertise and resources in acquisitions, development, financing, capital markets, construction management, property management, marketing, leasing, accounting, tax and legal services. As of December 31, 2003, we had approximately 662 employees. Our 28 senior officers have an average of 24 years experience in the real estate industry and an average of 15 years tenure with us. Our principal executive office is located at 111 Huntington Avenue, Boston, Massachusetts 02199 and our telephone number at this location is (617) 236-3300. In addition, we have regional offices at 401 9th Street, NW, Washington, D.C. 20004; 599 Lexington Avenue, New York, New York 10022; Four Embarcadero Center, San Francisco, California 94111; and 302 Carnegie Center, Princeton, New Jersey 08540.

The Offering

Common stock offered by us	5,700,000 shares

Common stock to be outstanding after this offering	105,375,020 shares

Use of Proceeds

We intend to use the net proceeds from this offering to repay indebtedness under our unsecured credit facility, reduce secured indebtedness, including repaying a mortgage secured by our One and Two Reston Overlook properties, fund our pending acquisition of 1330 Connecticut Avenue in Washington, D.C. and for general corporate purposes. Pending these uses we may invest the net proceeds in short-term income producing investments. See “Use of Proceeds.”

NYSE symbol	BXP

The number of shares of common stock to be outstanding after this offering is based upon 99,675,020 shares outstanding as of February 26, 2004. This number excludes 8,434,006 shares of common shares reserved for issuance upon the exercise of options which we have granted and which are outstanding on February 26, 2004, of which 8,060,781 are currently exercisable.

RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks in making the investment, including those described below. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase our common stock. The risks described below, and statements found elsewhere in this prospectus supplement and the accompanying prospectus, contain forward-looking statements. You should read the explanation of the qualifications and limitations on forward-looking statements discussed under the caption “Forward-Looking Statements.”

Our performance and value are subject to risks associated with our real estate assets and with the real estate industry.

Our economic performance and the value of our real estate assets, and consequently the value of our securities, are subject to the risk that if our office, industrial, and hotel properties do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to pay distributions to our securityholders will be adversely affected. The following factors, among others, may adversely affect the income generated by our office, industrial and hotel properties:

•	downturns in the national, regional and local economic climate;

•	competition from other office, hotel and commercial buildings;

•	local real estate market conditions, such as oversupply or reduction in demand for office, hotel or other commercial space;

•	changes in interest rates and availability of financing;

•	vacancies, changes in market rental rates and the need to periodically repair, renovate and re-let space;

•	increased operating costs, including insurance expense, utilities, real estate taxes, state and local taxes and heightened security costs;

•	civil disturbances, earthquakes and other natural disasters, or terrorist acts or acts of war which may result in uninsured or underinsured losses;

•	significant expenditures associated with each investment, such as debt service payments, real estate taxes, insurance and maintenance costs which are generally not reduced when circumstances cause a reduction in revenues from a property; and

•	declines in the financial condition of our tenants and our ability to collect rents from our tenants.

We are dependent upon the economic climates of our four core markets —Boston, Washington, D.C., midtown Manhattan and San Francisco.

Over 90% of our revenues in fiscal year 2003 were derived from properties located in our four core markets: Boston, Washington, D.C., midtown Manhattan and San Francisco. As a result of the continued slowdown in economic activity, there has been an increase in vacancy rates for office properties in these markets compared with historical vacancy rates. A continued downturn in the economies of these markets, or the impact that the downturn in the overall national economy may have upon these economies, could result in further reduced demand for office space. Because our portfolio consists primarily of office buildings (as compared to a more diversified real estate portfolio), a decrease in demand for office space in turn could adversely affect our results of operations. Additionally, there are submarkets within our core markets that are dependent upon a limited number of industries. For example, in our Washington, D.C. market we are primarily dependent on leasing office properties to governmental agencies and legal firms, in our midtown Manhattan market we have historically leased properties to financial, legal and other professional firms and in our suburban Boston submarket we have historically leased office buildings to companies in the technology sector. A significant downturn in one or more of these sectors could adversely affect our results of operations.

Our investment in property development may be more costly than anticipated.

We intend to continue to develop and substantially renovate office, industrial and hotel properties. Our current and future development and construction activities may be exposed to the following risks:

•	we may be unable to proceed with the development of properties because we cannot obtain financing on favorable terms;

•	we may incur construction costs for a development project which exceed our original estimates due to increases in interest rates and increased materials, labor, leasing or other costs, which could make completion of the project less profitable because market rents may not increase sufficiently to compensate for the increase in construction costs;

•	we may be unable to obtain, or face delays in obtaining, required zoning, land-use, building, occupancy, and other governmental permits and authorizations, which could result in increased costs and could require us to abandon our activities entirely with respect to a project;

•	we may abandon development opportunities after we begin to explore them and as a result we may fail to recover expenses already incurred;

•	we may expend funds on and devote management’s time to projects which we do not complete; and

•	we may be unable to complete construction and/or leasing of a property on schedule.

Investment returns from our developed properties may be lower than anticipated.

Our developed properties may be exposed to the following risks:

•	we may lease developed properties at rental rates that are less than the rates projected at the time we decide to undertake the development; and

•	occupancy rates and rents at newly developed properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in our investment being less profitable than we expected or not profitable at all.

Our use of joint ventures may limit our flexibility with jointly owned investments.

In appropriate circumstances, we intend to develop and acquire properties in joint ventures with other persons or entities when circumstances warrant the use of these structures. We currently have six joint ventures that are not consolidated with our financial statements. Our share of the aggregate revenue of these joint ventures represents 2.3% of our total revenue (the sum of our total consolidated revenue and our share of such joint venture revenue). We could become engaged in a dispute with any of our joint ventures that might affect our ability to operate a property. In addition, our joint venture partners may have different objectives than we do regarding the appropriate timing and terms of any sale or refinancing of properties. Finally, in many instances, our joint venture partners have competing interests in our markets that could create conflict of interest issues.

We face risks associated with property acquisitions.

We have and intend to continue to acquire properties and portfolios of properties, including large portfolios that could increase our size and result in alterations to our capital structure. Our acquisition activities and their success are subject to the following risks:

•	we may be unable to obtain financing for acquisitions on favorable terms or at all;

•	acquired properties may fail to perform as expected;

•	the actual costs of repositioning or redeveloping acquired properties may be higher than our estimates;

•	acquired properties may be located in new markets where we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and this could have an adverse effect on our results of operations and financial condition.

We have acquired in the past and in the future may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in Boston Properties Limited Partnership. This acquisition structure has the effect, among others, of reducing the amount of tax depreciation we can deduct over the tax life of the acquired properties, and typically requires that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases.

Acquired properties may expose us to unknown liability.

We may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle it, which could adversely affect our results of operations and cash flow. Unknown liabilities with respect to acquired properties might include:

•	liabilities for clean-up of undisclosed environmental contamination;

•	claims by tenants, vendors or other persons against the former owners of the properties;

•	liabilities incurred in the ordinary course of business; and

•	claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

Competition for acquisitions may result in increased prices for properties.

We plan to continue to acquire properties as we are presented with attractive opportunities. We may face competition for acquisition opportunities with other investors and this competition may adversely affect us by subjecting us to the following risks:

•	we may be unable to acquire a desired property because of competition from other well-capitalized real estate investors, including publicly traded and private REITs, institutional investment funds and other real estate investors;

•	even if we enter into an acquisition agreement for a property, it will likely contain conditions to closing, including completion of due diligence investigations to our satisfaction, which may not be satisfied; and

•	even if we are able to acquire a desired property, competition from other real estate investors may significantly increase the purchase price.

We face potential difficulties or delays renewing leases or re-leasing space.

We derive most of our income from rent received from our tenants. If a tenant experiences a downturn in its business or other types of financial distress, it may be unable to make timely rental payments. Also, when our tenants decide not to renew their leases or terminate early, we may not be able to re-let the space. Even if tenants decide to renew or lease new space, the terms of renewals or new leases, including the cost of required renovations or concessions to tenants, may be less favorable to us than current lease terms. As a result, our cash flow could decrease and our ability to make distributions to our securityholders could be adversely affected.

We face potential adverse effects from major tenants’ bankruptcies or insolvencies.

The bankruptcy or insolvency of a major tenant may adversely affect the income produced by our properties. Our tenants could file for bankruptcy protection or become insolvent in the future. We cannot evict a tenant solely because of its bankruptcy. On the other hand, a bankrupt tenant may reject and terminate its lease with us. In such case, our claim against the bankrupt tenant for unpaid and future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and, even so, our claim for unpaid rent would likely not be paid in full. This shortfall could adversely affect our cash flow and results of operations.

We may have difficulty selling our properties which may limit our flexibility.

Large and high quality office, industrial and hotel properties like the ones that we own could be difficult to sell. This may limit our ability to change our portfolio promptly in response to changes in economic or other conditions. In addition, federal tax laws limit our ability to sell properties that we have owned for fewer than four years and this may affect our ability to sell properties without adversely affecting returns to our securityholders. These restrictions reduce our ability to respond to changes in the performance of our investments and could adversely affect our financial condition and results of operations.

Our ability to dispose of some of our properties is constrained by their tax attributes. Properties which we developed and have owned for a significant period of time or which we acquired through tax deferred contribution transactions in exchange for partnership interests in Boston Properties Limited Partnership often have low tax bases. If we dispose of these properties outright in taxable transactions, we may be required to distribute a significant amount of the taxable gain to our securityholders under the requirements of the Internal Revenue Code for REITs like us, which in turn would impact our cash flow. In some cases, without incurring additional costs, we may be restricted from disposing of properties contributed in exchange for our partnership interests under tax protection agreements with contributors. To dispose of low basis or tax-protected properties efficiently, we often use like-kind exchanges, which qualify for non-recognition of taxable gain, but can be difficult to consummate and result in the property for which the disposed assets are exchanged inheriting their low bases and other tax attributes, including tax protection covenants.

Our properties face significant competition.

We face significant competition from developers, owners and operators of office, industrial and other commercial real estate, including sublease space available from our tenants. Substantially all of our properties face competition from similar properties in the same market. Such competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to make space available at lower prices than the space in our properties.

Because we own three hotel properties, we face the risks associated with the hospitality industry.

Because the lease payments we receive under the hotel leases are based on a participation in the gross receipts of the hotels, if the hotels do not generate sufficient receipts, our cash flow would be decreased, which could reduce the amount of cash available for distribution to our securityholders. The following factors, among others, are common to the hotel industry, and may reduce the receipts generated by our hotel properties:

•	our hotel properties compete for guests with other hotels, a number of which have greater marketing and financial resources than our hotel-operating business partners;

•	if there is an increase in operating costs resulting from inflation and other factors, our hotel-operating business partners may not be able to offset such increase by increasing room rates;

•	our hotel properties are subject to the fluctuating and seasonal demands of business travelers and tourism; and

•	our hotel properties are subject to general and local economic and social conditions that may affect demand for travel in general, including war and terrorism.

In addition, because all three of our hotel properties are located within a two-mile radius in downtown Boston and Cambridge, they are all subject to the Boston market’s fluctuations in demand, increases in operating costs and increased competition from additions in supply.

Because of the ownership structure of our three hotel properties, we face potential adverse effects from changes to the applicable tax laws.

We own three hotel properties. However, under the Internal Revenue Code, REITs like us are not allowed to operate hotels directly or indirectly. Accordingly, we lease our hotel properties to our taxable REIT subsidiary, or TRS. As lessor, we are entitled to a percentage of the gross receipts from the operation of the hotel properties. Marriott International, Inc. manages the hotels under the Marriott® name pursuant to a management contract with the TRS as lessee. While the TRS structure allows the economic benefits of ownership to flow to us, the TRS is subject to tax on its income from the operations of the hotels at the federal and state level. In addition, the TRS is subject to detailed tax regulations that affect how it may be capitalized and operated. If the tax laws applicable to TRSs are modified, we may be forced to modify the structure for owning our hotel properties, and such changes may adversely affect the cash flows from our hotels. In addition, the Internal Revenue Service, the United States Treasury Department and Congress frequently review federal income tax legislation, and we cannot predict whether, when or to what extent new federal tax laws, regulations, interpretations or rulings will be adopted. Any of such legislative action may prospectively or retroactively modify the tax treatment of the TRS and, therefore, may adversely affect our after-tax returns from our hotel properties.

Compliance or failure to comply with the Americans with Disabilities Act or other safety regulations and requirements could result in substantial costs.

The Americans with Disabilities Act generally requires that public buildings, including office buildings and hotels, be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants. If, pursuant to the Americans with Disabilities Act, we are required to make substantial alterations and capital expenditures in one or more of our properties, including the removal of access barriers, it could adversely affect our financial condition and results of operations, as well as the amount of cash available for distribution to our securityholders.

Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or private damage awards. We do not know whether existing requirements will change or whether compliance with future requirements will require significant unanticipated expenditures that will affect our cash flow and results of operations.

Some potential losses are not covered by insurance.

We carry insurance coverage on our properties of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. In response to the uncertainty in the insurance market following the terrorist attacks of September 11, 2001, the Federal Terrorism Risk Insurance Act was enacted in November 2002 to require regulated insurers to make available coverage for certified acts of terrorism (as defined by the statute) through December 31, 2004, subject to extension by the United States Department of Treasury through December 31, 2005. The Federal Terrorism Risk Insurance Act expires on December 31, 2005, unless extended, and therefore, we cannot currently anticipate whether the Act will renew upon expiration. In connection with the renewal of coverage for the policy year beginning March 1, 2004, we are currently evaluating coverage on terms and amounts comparable to our existing policies, subject to cost and market availability. Our current property insurance coverage carries a $640 million per occurrence limit, including coverage for certified acts of terrorism. Additionally, our 2003 program provides $25 million of coverage for acts of terrorism other than those “certified” under the Federal Terrorism Risk Insurance Act.

We also carry earthquake insurance on our properties located in areas known to be subject to earthquakes in an amount and subject to deductibles and self-insurance that we believe are commercially reasonable. Specifically, we carry earthquake insurance which covers our San Francisco portfolio with a $120 million per occurrence limit and a $120 million aggregate limit, $20 million of which is provided as a direct insurer by IXP, Inc. The amount of our earthquake insurance coverage may not be sufficient to cover losses from earthquakes. As a result of increased costs of coverage and decreased availability, the amount of third party earthquake insurance we may be able to purchase on commercially reasonable terms may be reduced. In addition, we may discontinue earthquake insurance on some or all of our properties in the future if the premiums exceed our estimation of the value of the coverage.

In January 2002, we formed a wholly-owned taxable REIT subsidiary, IXP, Inc., or IXP, to act as a captive insurance company and be one of the elements of our overall insurance program. IXP acts as a primary carrier with respect to a portion of our earthquake insurance coverage for our Greater San Francisco properties. Insofar as we own IXP, we are responsible for its liquidity and capital resources, and the accounts of IXP are part of our consolidated financial statements. If we experience a loss and IXP is required to pay under its insurance policy, we would ultimately record the loss to the extent of IXP’s required payment. Therefore, insurance coverage provided by IXP should not be considered as the equivalent of third-party insurance, but rather as a modified form of self-insurance. In the future IXP may provide additional or different coverage, as a reinsurer or a primary insurer, depending on the availability and cost of third-party insurance in the marketplace and the level of self-insurance that we believe is commercially reasonable.

We continue to monitor the state of the insurance market in general, and the scope and costs of coverage for acts of terrorism in particular, but we can not anticipate what coverage will be available on commercially reasonable terms in future policy years. There are other types of losses, such as from wars, acts of nuclear, biological or chemical terrorism or the presence of mold at our properties, for which we cannot obtain insurance at all or at a reasonable cost. With respect to such losses and losses from acts of terrorism, earthquakes or other catastrophic events, if we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties, as well as the anticipated future revenues from those properties. Depending on the specific circumstances of each affected property, it is possible that we could be liable for mortgage indebtedness or other obligations related to the property. Any such loss could materially and adversely affect our business and financial condition and results of operations.

Potential liability for environmental contamination could result in substantial costs.

Under federal, state and local environmental laws, ordinances and regulations, we may be required to investigate and clean up the effects of releases of hazardous or toxic substances or petroleum products at our properties simply because of our current or past ownership or operation of the real estate. If unidentified environmental problems arise, we may have to make substantial payments which could adversely affect our cash flow and our ability to make distributions to our securityholders because:

•	as owner or operator we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination;

•	the law typically imposes clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination;

•	even if more than one person may be responsible for the contamination, each person who shares legal liability under the environmental laws may be held responsible for all of the clean-up costs; and

•	governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs.

These costs could be substantial and in extreme cases could exceed the value of the contaminated property. The presence of hazardous or toxic substances or petroleum products or the failure to properly remediate contamination may materially and adversely affect our ability to borrow against, sell or rent an affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination. Changes in laws increasing the potential liability for environmental conditions existing at our properties, or increasing the restrictions on the handling, storage or discharge of hazardous or toxic substances or petroleum products or other actions may result in significant unanticipated expenditures.

Environmental laws also govern the presence, maintenance and removal of asbestos. Such laws require that owners or operators of buildings containing asbestos:

•	properly manage and maintain the asbestos;

•	notify and train those who may come into contact with asbestos; and

•	undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.

Such laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

Some of our properties are located in urban, industrial and previously developed areas where fill or current or historic industrial uses of the areas have caused site contamination. It is our policy to retain independent environmental consultants to conduct Phase I environmental site assessments and asbestos surveys with respect to our acquisition of properties. These assessments generally include a visual inspection of the properties and the surrounding areas, an examination of current and historical uses of the properties and the surrounding areas and a review of relevant state, federal and historical documents, but do not involve invasive techniques such as soil and ground water sampling. Where appropriate, on a property-by-property basis, our practice is to have these consultants conduct additional testing, including sampling for asbestos, for lead in drinking water, for soil contamination where underground storage tanks are or were located or where other past site usage creates a potential environmental problem, and for contamination in groundwater. Even though these environmental assessments are conducted, there is still the risk that:

•	the environmental assessments and updates did not identify all potential environmental liabilities;

•	a prior owner created a material environmental condition that is not known to us or the independent consultants preparing the assessments;

•	new environmental liabilities have developed since the environmental assessments were conducted; and

•	future uses or conditions such as changes in applicable environmental laws and regulations could result in environmental liability for us.

Inquiries about indoor air quality may necessitate special investigation and, depending on the results, remediation beyond our regular indoor air quality testing and maintenance programs. Indoor air quality issues can stem from inadequate ventilation, chemical contaminants from indoor or outdoor sources, and biological contaminants such as molds, pollen, viruses and bacteria. Indoor exposure to chemical or biological contaminants above certain levels can be alleged to be connected to allergic reactions or other health effects and symptoms in susceptible individuals. If these conditions were to occur at one of our properties, we may need to undertake a targeted remediation program, including without limitation, steps to increase indoor ventilation rates and eliminate sources of contaminants. Such remediation programs could be costly, necessitate the temporary relocation of some or all of the property’s tenants or require rehabilitation of the affected property.

We face risks associated with the use of debt to fund acquisitions and developments, including refinancing risk.

We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. We anticipate that only a small portion of the principal of our debt will be repaid prior to maturity. Therefore, we are likely to need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of our existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital, our cash flow will not be sufficient to repay all maturing debt in years when significant “balloon” payments come due.

We have agreements with a number of limited partners of Boston Properties Limited Partnership who contributed properties in exchange for partnership interests that require Boston Properties Limited Partnership to maintain for specified periods of time secured debt on certain of our assets and/or allocate partnership debt to such limited partners to enable them to continue to defer recognition of their taxable gain with respect to the contributed property. These tax protection and debt allocation agreements may restrict our ability to repay or refinance debt.

An increase in interest rates would increase our interest costs on variable rate debt and could adversely impact our ability to refinance existing debt or sell assets.

As of December 31, 2003, we had approximately $439 million, and may incur more, of indebtedness that bears interest at variable rates. Accordingly, if interest rates increase, so will our interest costs, which would adversely affect our cash flow and our ability to pay principal and interest on our debt and our ability to make distributions to our securityholders. Further, rising interest rates could limit our ability to refinance existing debt when it matures. We may from time to time enter into agreements such as interest rate swaps, caps, floors and other interest rate hedging contracts with respect to a portion of our variable rate debt. While these agreements may lessen the impact of rising interest rates on us, they also expose us to the risk that other parties to the agreements will not perform or that the agreements will be unenforceable. In addition, an increase in interest rates could decrease the amount third-parties are willing to pay for our assets, thereby limiting our ability to change our portfolio promptly in respect to changes in economic or other conditions.

Covenants in our debt agreements could adversely affect our financial condition.

The mortgages on our properties contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. Our unsecured credit facility, unsecured debt securities and secured construction loans contain customary restrictions, requirements and other limitations on our ability to incur indebtedness, including total debt to asset ratios, secured debt to total asset ratios, debt service coverage ratios and minimum ratios of unencumbered assets to unsecured debt, which we must maintain. Our continued ability to borrow under our credit facilities is subject to compliance with our financial and other covenants. In addition, our failure to comply with such covenants could cause a default under the applicable debt agreement, and we may then be required to repay such debt with capital from other sources. Under those circumstances, other sources of capital may not be available to us, or be available only on unattractive terms. Additionally, in the future our ability to satisfy current or prospective lenders’ insurance requirements may be adversely affected if lenders generally insist upon greater insurance coverage against acts of terrorism than is available to us in the marketplace or on commercially reasonable terms.

We rely on debt financing, including borrowings under our unsecured credit facility, issuances of unsecured debt securities and debt secured by individual properties, to finance our acquisition and development activities and for working capital. If we are unable to obtain debt financing from these or other sources, or to refinance existing indebtedness upon maturity, our financial condition and results of operations would likely be adversely affected. If we breach covenants in our debt agreements, the lenders can declare a default and, if the debt is secured, can take possession of the property securing the defaulted loan. In addition, our unsecured debt agreements contain specific cross-default provisions with respect to specified other indebtedness, giving the unsecured lenders the right to declare a default if we are in default under other loans in some circumstances. Defaults under our debt agreements could materially and adversely affect our financial condition and results of operations.

Our degree of leverage could limit our ability to obtain additional financing or affect the market price of our common stock or debt securities.

On February 18, 2004, we had approximately $5.1 billion in total indebtedness outstanding on a consolidated basis (excluding unconsolidated joint venture debt). Debt to market capitalization ratio, which measures total debt as a percentage of the aggregate of total debt plus the market value of outstanding equity securities, is often used by analysts to gauge leverage for equity REITs such as us. Our market value is calculated using the price per share of our common stock. Using the closing stock price of $51.48 per share of our common stock on February 18, 2004, multiplied by the sum of (1) the actual aggregate number of outstanding common partnership units of Boston Properties Limited Partnership (including common partnership units held by us) and (2) the number of common partnership units available upon conversion of preferred partnership units of Boston Properties Limited Partnership, our debt to market capitalization ratio was approximately 43.3% as of February 18, 2004.

Our degree of leverage could affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. Our senior unsecured debt is currently rated investment grade by the three major rating agencies. However, there can be no assurance we will be able to maintain this rating, and in the event our senior debt is downgraded from its current rating, we would likely incur higher borrowing costs. Our degree of leverage could also make us more vulnerable to a downturn in business or the economy generally.

Further issuances of equity securities may be dilutive to current securityholders.

The interests of our existing securityholders could be diluted if additional equity securities are issued to finance future developments, acquisitions, or repay indebtedness. Our ability to execute our business strategy depends on our access to an appropriate blend of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing, including common and preferred equity.

Failure to qualify as a real estate investment trust would cause us to be taxed as a corporation, which would substantially reduce funds available for payment of dividends.

If we fail to qualify as a real estate investment trust, or REIT, for federal income tax purposes, we will be taxed as a corporation. We believe that we are organized and qualified as a REIT, and intend to operate in a manner that will allow us to continue to qualify as a REIT. However, we cannot assure you that we are qualified as such, or that we will remain qualified as such in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code as to which there are only limited judicial and administrative interpretations, and involves the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

In addition, we currently hold certain of our properties through a subsidiary that has elected to be taxed as a REIT and we may in the future determine that it is in our best interests to hold one or more of our other properties through one or more subsidiaries that elect to be taxed as REITs. If any of these subsidiaries fails to qualify as a REIT for federal income tax purposes, then we may also fail to qualify as a REIT for federal income tax purposes.

If we fail to qualify as a REIT we will face serious tax consequences that will substantially reduce the funds available for payment of dividends for each of the years involved because:

•	we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes;

•	unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified; and

•	all dividends will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits.

In addition, if we fail to qualify as a REIT, we will no longer be required to pay dividends. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

In order to maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions.

In order to maintain our REIT status, we may need to borrow funds on a short-term basis to meet the real estate investment trust distribution requirements, even if the then prevailing market conditions are not favorable for these borrowings. To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which dividends paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. We may need to issue short-term debt or long-term debt, sell assets, create joint ventures or sell common stock to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

Limits on changes in control may discourage takeover attempts beneficial to stockholders.

Provisions in our certificate of incorporation and bylaws, our shareholder rights agreement and the limited partnership agreement of Boston Properties Limited Partnership, as well as provisions of the Internal Revenue Code and Delaware corporate law, may:

•	delay or prevent a change of control over us or a tender offer, even if such action might be beneficial to our stockholders; and

•	limit our stockholders’ opportunity to receive a potential premium for their shares of common stock over then-prevailing market prices.

Stock Ownership Limit

Primarily to facilitate maintenance of our qualification as a REIT, our certificate of incorporation generally prohibits ownership, directly, indirectly or beneficially, by any single stockholder of more than 6.6% of the number of outstanding shares of any class or series of our equity stock. We refer to this limitation as the “ownership limit.” Our board of directors may waive or modify the ownership limit with respect to one or more persons if it is satisfied that ownership in excess of this limit will not jeopardize our status as a REIT for federal income tax purposes. In addition, under our certificate of incorporation each of Mortimer B. Zuckerman and Edward H. Linde, along with their respective families and affiliates, as well as, in general, pension plans and mutual funds, may actually and beneficially own up to 15% of the number of outstanding shares of any class or series of our capital stock. Shares owned in violation of the ownership limit will be subject to the loss of rights to distributions and voting and other penalties. The ownership limit may have the effect of inhibiting or impeding a change in control.

Boston Properties Limited Partnership Agreement

We have agreed in the limited partnership agreement of Boston Properties Limited Partnership not to engage in business combinations unless limited partners of Boston Properties Limited Partnership, other than Boston Properties, Inc., receive, or have the opportunity to receive, the same consideration for their partnership interests as holders of our common stock in the transaction. If these limited partners would not receive such consideration, we cannot engage in the transaction unless 75% of these limited partners vote to approve the transaction. In addition, we have agreed in the limited partnership agreement of Boston Properties Limited Partnership that we will not complete business combinations in which we receive the approval of our stockholders unless these limited partners are also allowed to vote and the transaction would have been approved had these limited partners been able to vote as stockholders on the transaction. Therefore, if our stockholders approve a business combination that requires a vote of stockholders, the partnership agreement requires the following before we can complete the transaction:

•	holders of partnership interests in Boston Properties Limited Partnership, including Boston Properties, Inc., must vote on the matter;

•	Boston Properties, Inc. must vote its partnership interests in the same proportion as our stockholders voted on the transaction; and

•	the result of the vote of holders of partnership interests in Boston Properties Limited Partnership must be such that had such vote been a vote of stockholders, the business combination would have been approved.

As a result of these provisions, a potential acquirer may be deterred from making an acquisition proposal and we may be prohibited by contract from engaging in a proposed business combination even though our stockholders approve of the combination.

Shareholder Rights Plan

We have a shareholder rights plan. Under the terms of this plan, we can in effect prevent a person or group from acquiring more than 15% of the outstanding shares of our common stock, because, unless we approve of the acquisition, after the person acquires more than 15% of our outstanding common stock, all other stockholders will have the right to purchase securities from us at a price that is less than their then fair market value, which would substantially reduce the value and influence of the stock owned by the acquiring person. Our board of directors can prevent the plan from operating by approving the transaction in advance, which gives us significant power to approve or disapprove of the efforts of a person or group to acquire a large interest in our company.

We may change our policies without obtaining the approval of our stockholders.

Our operating and financial policies, including our policies with respect to acquisitions or real estate, growth, operations, indebtedness, capitalization and dividends, are exclusively determined by our board of directors. Accordingly, our stockholders do not control these policies.

Our success depends on key personnel whose continued service is not guaranteed.

We depend on the efforts of key personnel, particularly Mortimer B. Zuckerman, Chairman of our board of directors, and Edward H. Linde, our President and Chief Executive Officer. Among the reasons that Messrs. Zuckerman and Linde are important to our success is that each has a national reputation which attracts business and investment opportunities and assists us in negotiations with lenders. If we lost their services, our relationships with lenders, potential tenants and industry personnel could diminish. Mr. Zuckerman has substantial outside business interests that could interfere with his ability to devote his full time to our business and affairs.

Our two Executive Vice Presidents, Chief Financial Officer and other executive officers that serve as managers of our regional offices also have strong reputations. Their reputations aid us in identifying opportunities, having opportunities brought to us, and negotiating with tenants and build-to-suit prospects. While we believe that we could find replacements for these key personnel, the loss of their services could materially and adversely affect our operations because of diminished relationships with lenders, prospective tenants and industry personnel.

Conflicts of interest exist with holders of interests in Boston Properties Limited Partnership.

Sales of properties and repayment of related indebtedness will have different effects on holders of interests in Boston Properties Limited Partnership than on our stockholders.

Some holders of interests in Boston Properties Limited Partnership, including Messrs. Zuckerman and Linde, would incur adverse tax consequences upon the sale of certain of our properties and on the repayment of related debt which differ from the tax consequences to us and our stockholders. Consequently, these holders of partnership interests in Boston Properties Limited Partnership may have different objectives regarding the appropriate pricing and timing of any such sale or repayment of debt. While we have exclusive authority under the limited partnership agreement of Boston Properties Limited Partnership to determine when to refinance or repay debt or whether, when, and on what terms to sell a property, subject, in the case of certain properties, to the contractual commitments described below, any such decision would require the approval of our board of directors. As directors and executive officers, Messrs. Zuckerman and Linde could exercise their influence in a manner inconsistent with the interests of some, or a majority, of our stockholders, including in a manner which could prevent completion of a sale of a property or the repayment of indebtedness.

Agreement not to sell some properties.

Under the terms of the limited partnership agreement of Boston Properties Limited Partnership, we have agreed not to sell or otherwise transfer some of our properties, prior to specified dates, in any transaction that would trigger taxable income, without first obtaining the consent of Messrs. Zuckerman and Linde. However, we are not required to obtain their consent if, during the applicable period, each of them does not hold at least 30% of his original interests in Boston Properties Limited Partnership, or if those properties are transferred in a nontaxable event. In addition, we have entered into similar agreements with respect to other properties that we have acquired in exchange for partnership interests in Boston Properties Limited Partnership. Pursuant to those agreements, we are responsible for the reimbursement of tax costs to the prior owners if the subject properties are sold in a taxable sale. Our obligations to the prior owners are generally limited in time and only apply to actual damages suffered. As of December 31, 2003, there were a total of 33 properties subject to these restrictions, and those properties are estimated to have accounted for approximately 55.1% of our total revenue for the year ended December 31, 2003.

Boston Properties Limited Partnership has also entered into agreements providing prior owners of properties with the right to guarantee specific amounts of indebtedness and, in the event that the specific indebtedness they guarantee is repaid or reduced, additional and/or substitute indebtedness. These agreements may hinder actions that we may otherwise desire to take to repay or refinance guaranteed indebtedness because we would be required to make payments to the beneficiaries of such agreements if we violate these agreements.

Messrs. Zuckerman and Linde will continue to engage in other activities.

Messrs. Zuckerman and Linde have a broad and varied range of investment interests. Either one could acquire an interest in a company which is not currently involved in real estate investment activities but which may acquire real property in the future. However, pursuant to each of their employment agreements, Messrs. Zuckerman and Linde will not, in general, have management control over such companies and, therefore, they may not be able to prevent one or more such companies from engaging in activities that are in competition with our activities.

Changes in market conditions could adversely affect the market price of our common stock.

As with other publicly traded equity securities, the value of our common stock depends on various market conditions that may change from time to time. Among the market conditions that may affect the value of our common stock are the following:

•	the extent of investor interest in our securities;

•	the general reputation of real estate investment trusts and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	investor confidence in the stock and bond markets, generally;

•	national economic conditions;

•	changes in tax laws;

•	our financial performance;

•	change in our credit rating; and

•	general stock and bond market conditions.

The market value of our common stock is based primarily upon the market’s perception of our growth potential and our current and potential future earnings and cash dividends. Consequently, our common stock may trade at prices that are higher or lower than our net asset value per share of common stock. If our future earnings or cash dividends are less than expected, it is likely that the market price of our common stock will diminish.

The number of shares available for future sale could adversely affect the market price of our stock.

In connection with and subsequent to our initial public offering, we have completed many private placement transactions in which shares of capital stock of Boston Properties, Inc. or partnership interests in Boston Properties Limited Partnership were issued to owners of properties we acquired or to institutional investors. This common stock, or common stock issuable on conversion of preferred stock or in exchange for such partnership interests in Boston Properties Limited Partnership, may be sold in the public securities markets over time under registration rights we granted to these investors. Additional common stock reserved under our employee benefit and other incentive plans, including stock options and restricted stock, may also be sold in the market at some time in the future. Future sales of our common stock in the market could adversely affect the price of our common stock. We cannot predict the effect the perception in the market that such sales may occur will have on the market price of our common stock.

We did not obtain new owner’s title insurance policies in connection with properties acquired during our initial public offering.

We acquired many of our properties from our predecessors at the completion of our initial public offering in June 1997. Before we acquired these properties each of them was insured by a title insurance policy. We did not obtain new owner’s title insurance policies in connection with the acquisition of these properties; however, to the extent we have financed properties acquired in connection with the IPO, we have obtained new title insurance policies. Nevertheless, because in many instances we acquired these properties indirectly by acquiring ownership of the entity which owned the property and those owners remain in existence as our subsidiaries, some of these title insurance policies may continue to benefit us. Many of these title insurance policies may be for amounts less than the current values of the applicable properties. If there was a title defect related to any of these properties, or to any of the properties acquired at the time of our initial public offering, that is no longer covered by a title insurance policy, we could lose both our capital invested in and our anticipated profits from such property. We have obtained title insurance policies for all properties that we have acquired after our initial public offering.

We face possible adverse changes in tax laws.

From time to time changes in state and local tax laws or regulations are enacted, which may result in an increase in our tax liability. The shortfall in tax revenues for states and municipalities in recent years may lead to an increase in the frequency and size of such changes. If such changes occur, we may be required to pay additional taxes on our assets or income and may be assessed interest and penalties on such additional taxes. These increased tax costs could adversely affect our financial condition and results of operations and the amount of cash available for payment of dividends.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of the federal securities laws. We caution investors that any forward-looking statements contained in this prospectus supplement, the accompanying prospectus or any of the documents incorporated by reference, or which management may make orally or in writing from time to time, are based on management’s beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate);

•	risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments;

•	failure to manage effectively our growth and expansion into new markets or to integrate acquisitions successfully;

•	risks and uncertainties affecting property development and construction (including, without limitation, construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities);

•	risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets;

•	costs of compliance with the Americans with Disabilities Act and other similar laws;

•	potential liability for uninsured losses and environmental contamination;

•	risks associated with our potential failure to qualify as a real estate investment trust under the Internal Revenue Code, and possible adverse changes in tax and environmental laws; and

•	risks associated with our dependence on key personnel whose continued service is not guaranteed.

The risks included here are not exhaustive and you should be aware that there may be other factors which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Investors should also refer to our annual reports on Form 10-K and our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC, and to other materials we may furnish to the public from time to time through Forms 8-K or otherwise. We do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes and you should not rely upon these forward-looking statements after the date of this prospectus supplement.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering, after all anticipated issuance costs, of approximately $291.1 million. We intend to use the net proceeds of this offering to repay indebtedness under our unsecured credit facility, reduce secured indebtedness, including repaying a mortgage secured by our One and Two Reston Overlook properties, fund our pending acquisition of 1330 Connecticut Avenue in Washington, D.C. and for general corporate purposes as described below. Pending these uses, we may invest the net proceeds in short-term income producing investments.

On January 26, 2004, we executed a contract to acquire 1330 Connecticut Avenue, a 259,000 square foot Class A office property in Washington, D.C., at a purchase price of approximately $86.6 million. In addition, we will be obligated to fund an additional $11.0 million for tenant and capital improvements during approximately the first two years of ownership. We intend to pay the purchase price by using approximately $34.6 million of net proceeds from this offering and assuming mortgage indebtedness secured by the property totaling approximately $52.0 million. The assumed mortgage indebtedness bears interest at a fixed rate of 7.58% per annum and matures in 2011. We cannot assure you that the acquisition will be completed on the terms currently contemplated or at all.

We intend to use approximately $65.8 million of net proceeds from this offering to repay a mortgage secured by our One and Two Reston Overlook properties, together with a prepayment penalty of approximately $0.7 million. The mortgage currently bears interest at a fixed rate of 7.45% per annum and matures in August 2004.

As of February 26, 2004, we had approximately $118.0 million of borrowings outstanding under our unsecured credit facility. These borrowings were used to fund acquisition and development costs and for general corporate purposes. Borrowings under our unsecured credit facility bear interest at a per annum variable rate of Eurodollar + 0.70%. As of February 26, 2004, borrowings under our unsecured credit facility bore interest at a rate of 1.83% per annum. Our unsecured credit facility matures in January 2006 with a one-year extension at our option, subject to certain conditions.

An affiliate of Citigroup Global Markets Inc., one of the underwriters, is a lender under our unsecured credit facility. To the extent that we reduce indebtedness outstanding under our unsecured credit facility, Citigroup’s affiliate will receive its proportionate share of any amounts repaid from the net proceeds of this offering. See “Underwriting.”

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material United States federal income tax consequences relating to an investment in our common stock.

Because this is a summary that is intended to address only material United States federal income tax consequences relating to the ownership and disposition of shares of our common stock that will apply to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with shareholders that hold common shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of shares of our common stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, or “IRS,” including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Taxation of stockholders and potential tax consequences of their investment in shares of common stock

Taxation of Taxable U.S. Stockholders

The term “U.S. stockholder” means a holder of our common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

If a partnership or an entity treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your own tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of current or accumulated earnings and profits that we do not designate as capital gain dividends. Dividends paid to a non-corporate U.S. stockholder generally will not qualify for the new 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will change to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to most United States non-corporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to United States federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%.

However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common stock become ex-dividend. Dividends paid to a corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations.

A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held its common stock. We generally will designate our capital gain dividends as 15% or 25% rate distributions. See “—Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, we may elect to designate the retained amount as a capital gain dividend with the result that a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Stockholders on the Disposition of Common Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35%. The maximum tax rate on long-term capital gains applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2008. A 20% rate applies to sales and exchanges of capital assets occurring after December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see “Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either (a) one pension trust owns more than 25% of the value of our stock; or (b) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the common stock, including any reporting requirements.

A non-U.S. stockholder who receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a United States trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions, and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold United States income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Additional withholding regulations may require us to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the United States federal income tax laws known as “FIRPTA.” The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a United States business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against our tax liability for the amount we withhold.

A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of our common stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met. However, a non-U.S. stockholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA on a disposition of common stock if the shares are “regularly traded” on an established securities market. Because our common stock is regularly traded on an established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock unless it owns, actually or constructively, more than 5% of our common stock. If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Classification and Taxation of Boston Properties as a REIT

We have elected to be taxed as a REIT under the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

We believe that we are organized and have operated in such a manner so as to qualify as a REIT, but there can be no assurance that we have qualified or will remain qualified as a REIT. In the opinion of our tax counsel, Goodwin Procter LLP, based upon and subject to the various assumptions and on our representations concerning our organization and operations, commencing with the taxable year ended December 31, 1997, our form of organization and operations are such as to enable us to qualify as a “real estate investment trust” under the applicable provisions of the Internal Revenue Code. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Internal Revenue Code. Goodwin Procter LLP has not reviewed and will not review these results on an independent basis. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, there can be no assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Internal Revenue Code for any particular taxable year.

So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. However, we will be subject to federal income tax as follows:

•	We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

•	Under some circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference;

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income;

•	Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property;

•	If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of its income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability;

•	We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1) 85% of our REIT ordinary income for the year;

(2) 95% of our REIT capital gain net income for the year; and

(3) any undistributed taxable income from prior taxable years;

•	We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and/or our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties; and

•	If we should acquire any asset from a “C” corporation in a carry-over basis transaction and we subsequently recognize gain on the disposition of such asset during the ten-year period beginning on the date on which we acquired the asset, then, to the extent of any built-in gain, such gain will be subject to tax at the highest regular corporate rate. Built-in gain means the excess of (1) the fair market value of the asset as of the beginning of the applicable recognition period over (2) the adjusted basis in such asset as of the beginning of such recognition period.

Requirements for Qualification as a REIT

We elected to be taxable as a REIT for United States federal income tax purposes for our taxable year ended December 31, 1997. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, sources of income, nature of assets and distributions of income to stockholders.

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

(4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities;

(7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8) that uses a calendar year for United States federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder; and

(9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

Protection from Stock Concentration

In order to protect us from a concentration of ownership of stock that would cause us to fail condition (6) above, our charter provides that stock owned, or deemed to be owned or transferred to a shareholder in excess of certain ownership limits will automatically be converted into Excess Stock (as defined below) and transferred to a charity for resale. The original shareholder is entitled to receive certain proceeds from such a resale. Excess Stock is a separate class of our capital stock that is entitled to no voting rights but shares ratably with the common stock in dividends and rights upon dissolution. Because of the absence of authority on this issue, however, we cannot assure you that the operation of the Excess Stock or other provisions contained in our charter will, as a matter of law, prevent a concentration of ownership of stock in excess of the applicable ownership limits from causing us to violate condition (6) above. If there were such a concentration of ownership and the operation of the Excess Stock or other provisions contained in our charter were not held to cure such violation, we would be disqualified as a REIT. In rendering its opinion that we are organized in a manner that permits us to qualify as a REIT, Goodwin Procter LLP is relying on our representation that the ownership of our stock (without regard to the Excess Stock provisions) satisfies condition (6) above. Goodwin Procter LLP expresses no opinion as to whether, as a matter of law, the Excess Stock or other provisions contained in our charter preclude it from failing condition (6) above.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We do not believe that we have any non-REIT earnings and profits and believe that we therefore satisfy this requirement.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for United States federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” of ours is a corporation in which we directly or indirectly own stock and that elects, together with us, to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to United States federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of United States federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and/or the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Ownership of Partnership Interests by a REIT

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, Boston Properties’ proportionate share of the assets and items of income of Boston Properties Limited Partnership, including Boston Properties Limited Partnership share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest, will be treated as Boston Properties’ assets and liabilities and its items of income for purposes of applying the requirements described in this prospectus. Boston Properties has control over Boston Properties Limited

Partnership and substantially all of the partnerships and limited liability company subsidiaries of Boston Properties Limited Partnership and intends to operate them in a manner that is consistent with the requirements for the qualification of Boston Properties as a REIT.

Income Tests Applicable to REITs

To qualify as a REIT, we must satisfy two gross income tests. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities and some hedging instruments.

Rents we received will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to us of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

We have not charged, and do not anticipate charging, rent that is based in whole or in part on the income or profits of any person. We have not derived, and do not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

Any gain we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with our investment objectives. We cannot provide any assurance, however, that the IRS might not contend that one or more of these sales are subject to the 100% penalty tax.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. As discussed under “—Classification of Boston Properties as a REIT,” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Asset Tests Applicable to REITs

At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

(1) at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. Real estate assets include, for this purpose, stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares of our stock or long-term debt;

(2) not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

(3) except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the test described in clause (1): the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of any one issuer’s outstanding voting securities; and we may not own more than 10% of the value of the outstanding securities of any one issuer; and

(4) not more than 20% of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are “straight debt” as defined in Section 1361 of the Internal Revenue Code and (1) the issuer is an individual, (2) the only securities of the issuer that the REIT holds are straight debt or (3) if the issuer is a partnership, the REIT holds at least a 20% profits interest in the partnership.

With respect to each issuer in which we currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10% value limitation. If we were to fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we recognize any built-in gain, we will be required, under Treasury regulations, to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See “—Classification of Boston Properties as a REIT” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

We believe that we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

Our REIT taxable income has been and is expected to be less than our cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

To the extent that we do not distribute (and are not deemed to have distributed) all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we are subject to tax on these retained amounts at regular corporate tax rates.

We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1) 85% of our REIT ordinary income for the year;

(2) 95% of our REIT capital gain net income for the year; and

(3) any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Failure of Boston Properties to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax on its taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as regular corporate dividends, and subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limit on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause.

Other Tax Consequences

We and/or holders of our common stock may be subject to state and local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The foreign, state and local tax treatment of us, and holders of our common stock may not conform to the United States federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement, dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of shares
Citigroup Global Markets Inc.	4,560,000
Morgan Stanley & Co. Incorporated	1,140,000

Total	5,700,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares if they purchase any of the shares.

The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. If all the shares are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

We have agreed with the underwriters not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of Citigroup, other than (A) the granting of stock options or the issuance of common stock or partnership units of Boston Properties Limited Partnership under our current employee benefit plans, (B) the issuance of shares of our common stock in exchange for outstanding partnership units of Boston Properties Limited Partnership in accordance with the terms of the partnership agreement of Boston Properties Limited Partnership, (C) any shares of our common stock purchased or sold under our current dividend reinvestment and stock purchase plan and (D) the issuance of shares of our common stock or partnership units of Boston Properties Limited Partnership in connection with the acquisition of properties in the ordinary course of business. Our executive officers and directors have entered into similar agreements with the underwriters during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “BXP.”

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering.

Paid by Boston Properties
Per share	$0.27
Total	$1,539,000

In addition to the underwriting discount, the underwriters will receive a commission from investors in the amount of $0.05 for each share of common stock sold to those investors in this offering.

In connection with the offering, Citigroup, on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include “naked” short sales, syndicate covering transactions and stabilizing transactions. Naked short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering will be approximately $300,000.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, an affiliate of Citigroup is a lender under our unsecured credit facility. To the extent that we reduce indebtedness outstanding under our unsecured credit facility, Citigroup’s affiliate will receive its proportionate share of any amounts repaid from the net proceeds of this offering. Affiliates of Citigroup lease a total of approximately 1,231,000 square feet at our properties. Affiliates of Morgan Stanley lease a total of approximately 59,000 square feet at our properties.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Certain legal matters, including the legality of the shares of common stock being offered hereby, are being passed upon for Boston Properties by Goodwin Procter LLP, Boston, Massachusetts. Gilbert G. Menna, the sole stockholder of Gilbert G. Menna, P.C., a partner of Goodwin Procter LLP, serves as one of Boston Properties, Inc.’s Assistant Secretaries. Certain partners of Goodwin Procter LLP together own approximately 20,000 shares of Boston Properties, Inc.’s common stock. Goodwin Procter LLP leases approximately 96,000 square feet at one of our properties. Certain legal matters related to this offering are being passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to us from time to time. Skadden, Arps, Slate, Meagher & Flom LLP leases approximately 44,000 square feet at one of our properties.

Prospectus

$1,500,000,000

BOSTON PROPERTIES, INC.

Preferred Stock

Common Stock

Warrants

Boston Properties, Inc. develops, acquires, owns and manages a diverse portfolio of office, industrial and hotel properties in the United States. Our properties are predominantly located in Greater Boston; Midtown Manhattan; Greater Washington, D.C.; San Francisco, California; Princeton/East Brunswick, New Jersey; Richmond, Virginia; and Baltimore, Maryland. We are one of the largest owners and developers of office properties in the United States. We are a self-administered and self-managed real estate investment trust.

By this prospectus we may offer Preferred Stock, Common Stock and Warrants. Throughout this prospectus we will refer to our Preferred Stock, Common Stock and Warrants as “Securities.” This prospectus refers to and incorporates certain filings we have made with the Securities and Exchange Commission. This prospectus, together with those filings, provides a general description of the Securities we may offer. Each time we sell Securities we will provide a prospectus supplement that will contain specific information about the terms of such offering. That prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our Securities. This prospectus may not be used to consummate sales of Securities unless it is accompanied by a prospectus supplement.

We may sell the offered Securities: (a) directly to one or more purchasers; (b) through agents; or (c) through underwriters or dealers. If we sell Securities through agents or underwriters, we will name them in a prospectus supplement and describe in that prospectus supplement any applicable purchase price, fees, commissions or discounts.

See “Risk Factors” beginning on page 4 for certain factors you should consider before you invest in our securities.

These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 29, 1999

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Securities. This prospectus is part of the Registration Statement. This prospectus does not contain all the information contained in the Registration Statement because we have omitted certain parts of the Registration Statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the Registration Statement, which you may read and copy at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC’s Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Boston Properties, Inc., that file electronically with the SEC. You may access the SEC’s web site at http://www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and we are required to file reports and proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our Common Stock is listed on the New York Stock Exchange (“NYSE”). You may also read our reports, proxy and other information statements and other information which we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose in this prospectus important information to you by referring you to those documents. The information below is incorporated in this prospectus by reference and is an important part of this prospectus, and certain information that we file after the date of this prospectus with the SEC will automatically be incorporated in this prospectus and update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the Securities.

•	Our Annual Report on Form 10-K for the year ended December 31, 1997.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and our Report on Form 10-Q/A filed on December 1, 1998, amending the Report on Form 10-Q for the quarter ending September 30, 1998.

•	The description of the Common Stock contained in our Registration Statement on Form 8-A, filed on June 12, 1997, and all amendments and reports updating the description.

•	The description of the rights to purchase shares of the Company’s Series E Junior Participating Cumulative Preferred Stock contained in our Registration Statement on Form 8-A, filed on June 12, 1997, and the description contained in our Registration Statement on Form 8-A/A filed on June 16, 1997 amending such description, and all amendments and reports updating such description.

•

Our Current Reports on Form 8-K filed on September 26, 1997, November 6, 1997, November 26, 1997, December 16, 1997, January 12, 1998, January 26, 1998, February 6, 1998, June 9, 1998, July 15, 1998, July 17, 1998, July 27, 1998, October 27, 1998 and November 25, 1998 and our Current Reports

on Form 8-K/A filed on November 14, 1997 and November 25, 1997, amending our Current Report on Form 8-K filed on September 26, 1997, our Current Reports on Form 8-K/A filed on November 14, 1997 and December 4, 1997, amending our Current Report on Form 8-K filed on November 6, 1997 and our Current Report on Form 8-K/A filed on August 25, 1998, amending our Current Reports on Form 8-K filed on July 15, 1998, July 17, 1998 and July 27, 1998.

We will provide, without charge, at the written or oral request of anyone to whom this prospectus is delivered, copies of the documents incorporated by reference in this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing. Written requests should be directed to Boston Properties, inc., 800 Boylston Street, Boston, Massachusetts 02199, Attention: Chief Financial Officer. Telephone requests may be directed to (617) 236-3300.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus (in the case of a statement in a previously filed document incorporated by reference herein), in any applicable prospectus supplement or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any accompanying prospectus supplement. Subject to the foregoing, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

RISK FACTORS

Before you invest in our Securities, you should be aware that there are various risks in making such an investment, including those described below. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to purchase our Securities. This section includes or refers to certain forward-looking statements; you should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 14.

Unless the context otherwise requires, all references to “we,” “us” or the “Company” refer (i) to Boston Properties, Inc., a Delaware corporation, and its subsidiaries, including Boston Properties Limited Partnership, a Delaware limited partnership (the “ Operating Partnership”), of which Boston Properties, Inc. is the sole general partner, and (ii) to the predecessors thereof (the “Predecessor”). All activities prior to June 23, 1997 refer to activities of the Predecessor.

Our Performance And Value Is Subject To Risks Associated With The Real Estate Industry

General Real Estate Ownership Risks

Our economic performance and the value of our real estate assets are subject to the following risks generally associated with the ownership and operation of real estate:

•	changes in national economic conditions;

•	increased operating costs (including real estate taxes and utilities);

•	changes in interest rates and the availability of financing;

•	other market and economic conditions that may affect regional real estate markets, which are described below; and

•	changes in laws and governmental regulations (including those governing real estate usage, zoning and taxes).

If our properties do not generate sufficient income to meet operating expenses, including future debt service costs, it will adversely affect our ability to make distributions to our stockholders.

Risks Associated with Local Market Conditions

Currently, our properties are located primarily in seven markets: Greater Boston; Midtown Manhattan; Greater Washington, D.C.; San Francisco, California; Princeton/East Brunswick, New Jersey; Richmond, Virginia; and Baltimore, Maryland. Local real estate market conditions may include a large supply of competing space, and we will need to compete for tenants based on rental rates, attractiveness and location of a property, and quality of maintenance and management services. Local economic conditions may affect the ability of our tenants to make lease payments. The economic condition of each of these local markets may be dependent on one or more industries, and therefore an economic downturn in one of these industry sectors may adversely affect our performance in such market.

Difficulty of Selling Real Estate Investments

Real estate investments can be hard to sell, especially if local market conditions are poor. This may limit our ability to change our portfolio promptly in response to economic or other conditions. In addition, certain significant expenditures, such as debt service costs (if any), real estate taxes, and operating and maintenance costs, generally are not reduced when market conditions are poor, resulting in a reduction in income from the investment under such circumstances. These and any other factors or events that would impede the Company from responding to changes in the performance of our investments could adversely affect our financial condition and results of operations.

Inability to Renew Leases or Re-lease Space

We may not be able to renew leases or obtain new tenants to whom space may be re-leased as leases expire, and the terms of a renewal or a new lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. If we are unable to re-lease substantial amounts of vacant space promptly, if the rental rates upon a renewal or new lease are significantly lower than expected, or if reserves for costs of re-leasing prove inadequate, then our cash flow will decrease and our ability to make distributions to our stockholders will be adversely affected.

Risks Associated with Operating Hotel Properties

At present we own two hotel properties and are developing a third hotel property. We lease the hotel properties to a lessee (“ZL Hotel LLC”) in which Messrs. Zuckerman and Linde are the sole member-managers. Messrs. Zuckerman and Linde have a 9.8% economic interest in such lessee and two unaffiliated public charities have a 90.2% economic interest. Marriott International, Inc. manages the two in-service hotel properties under the Marriott® name pursuant to management agreement with ZL Hotel LLC. ZL Hotel LLC pays us a percentage of the gross receipts that the hotel properties receive. We intend to make similar arrangements with respect to a third hotel property under development. Because the lease payments to the Company are based on a participation in the gross receipts of the hotel properties, if the hotel properties do not generate sufficient receipts, our cash flow would be decreased and it could adversely affect our ability to pay distributions to our stockholders. The following factors, among others, are common to the hotel industry, and may reduce the receipts generated by our hotel properties:

•	our hotel properties compete for guests with other hotels and a number of these hotels have greater marketing and financial resources than our hotel operating business partners;

•	if there is an increase in operating costs resulting from inflation and other factors, ZL Hotel LLC may be unable to offset such increase by increasing room rates;

•	our hotels are subject to the fluctuating and seasonal demands of business and commercial travelers and tourism;

•	increases in energy costs and other expenses of travel may reduce the travel by potential guests of our hotels; and

•	our hotels are subject to general and local economic conditions that may affect demand for travel.

Americans with Disabilities Act Compliance

The Americans with Disabilities Act (the “ADA”) generally requires that public accommodations, including office buildings and hotels, be accessible to disabled persons. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, in the event that we are not in compliance with the ADA, the federal government could fine the Company or private litigants could be awarded damages against the Company. If, pursuant to the ADA, we are required to make substantial alterations in one or more of our properties, our financial condition and results of operations, as well as the amount of cash available for distribution to our stockholders, could be adversely affected.

Uninsured Losses

We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance, as applicable, with respect to our properties. We believe our coverage is of the type and amount customarily obtained for or by an owner of such properties. We believe all of our properties are adequately insured. However, there are certain types of losses (such as from wars or catastrophic acts of nature) for which we cannot obtain insurance or for which we cannot obtain insurance at a reasonable cost. In the event of an uninsured loss or a loss in excess of our insurance limits, we could lose the revenues generated from the affected property, as well as the capital we have invested in the affected property. We would continue to be obligated to repay any mortgage indebtedness or other obligations related to the property. Any such loss could materially and adversely affect our business and financial condition and results of operations.

Obtaining New Owner’s Title Insurance Policies in Connection with Certain Properties

We acquired from our Predecessor certain properties at the completion of our initial public offering of Common Stock on June 23, 1997 (the “Initial Offering”). Each of these acquired properties was, prior to its acquisition by us, insured by title insurance policies that insured the owner of the property. New owner’s title insurance policies were not obtained in connection with our acquisition of such properties. Nevertheless, because in many instances we acquired the owner of the property and the owner remained in existence, certain of these title insurance policies may continue to benefit subsidiaries of the Company, although each such title insurance policy may be in an amount less than the current value of the applicable property. If there was a title defect related to any of these properties, or to any of the properties acquired at the time of the Initial Offering that no longer are covered by title insurance policies, we could lose both our capital invested in and our anticipated profits from such property. We have obtained title insurance policies for any properties that we acquired after the Initial Offering.

Changes in Tax and Environmental Laws

Generally, our leases provide the ability to pass costs resulting from increases in real estate taxes through to tenants. However, we generally do not pass increases in income, service or transfer taxes through to our tenants. Similarly, changes in laws increasing the potential liability for environmental conditions existing on our properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures. These increased costs could adversely affect our financial condition and results of operations and the amount of cash available for distribution to stockholders.

Risks Associated with Property Acquisitions

Since the Initial Offering, we have made large acquisitions of properties and portfolios of properties. We intend to continue to investigate and pursue acquisitions of properties and portfolios of properties, including large portfolios that could continue to significantly increase our size and alter our capital structure. Our ability to manage our growth effectively requires us to integrate successfully new acquisitions into our existing operations. We cannot assure our stockholders that we will be able to quickly and efficiently integrate such new acquisitions, particularly acquisitions of portfolios of properties. If we are unable to successfully manage our growth or integrate our new acquisitions, our results of operations and financial condition could be adversely affected.

Newly acquired properties may fail to perform as expected. We may underestimate the costs necessary to bring an acquired property up to standards established for its intended market position. Additionally, we expect that other real estate investors with significant capital will compete with us for attractive investment opportunities. This competition has increased prices for properties of the type we would likely pursue. We expect to acquire properties with cash from secured or unsecured financings and proceeds from offerings of equity or debt. We may not be in a position or have the opportunity in the future to make suitable property acquisitions on favorable terms.

Our Investments in Property Development May Be More Costly Than Anticipated

We intend to continue to develop and substantially renovate office, industrial and hotel properties. To the extent that we engage in such development activities, we will be subject to the risks normally associated with such activities. These risks include, among others, the following:

•	occupancy rates and rents at newly completed properties may not be sufficient to enable us to achieve our intended return on investment;

•	expenses of operating a completed development may be higher than anticipated;

•	we may be unsuccessful or delayed in obtaining necessary zoning, land use, building, occupancy, and other governmental permits and regulatory approvals;

•	we may incur construction costs for developing a property which exceed our estimates due to factors beyond our control, such as weather, labor conditions or material shortages; and

•	we may not be able to obtain construction financing on favorable terms.

These risks could result in substantial unanticipated delays or expense that could prevent completion or cause us to abandon development activities which we have already begun to explore. If any of these events occur, it could adversely affect our ability to achieve our projected yields on properties under development and could prevent us from making expected distributions to our stockholders.

In addition, development and construction activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management’s time and attention.

We intend to develop properties in joint ventures with other persons or entities. The use of a joint venture vehicle creates a risk of a dispute or a risk that we will have to acquire a joint venturer’s interest in a development for a price or at a time that we would otherwise not purchase such interest.

We Depend on Key Personnel Whose Continued Service is Not Guaranteed

We depend on the efforts of key personnel, particularly Mortimer B. Zuckerman, Chairman of the Board of Directors, and Edward H. Linde, President and Chief Executive Officer. Among the reasons that Messrs. Zuckerman and Linde are important to the success of the Company is that each has a national reputation which attracts business and investment opportunities and assists us in negotiations with lenders. If we lost their services, our relationships with lenders, potential tenants and industry personnel would diminish. The other executive officers of the Company who serve as managers of the Company’s offices have strong regional reputations. Their strong regional reputations aid us in identifying opportunities, having opportunities brought to us, and negotiating with tenants and build-to-suit prospects. While we believe that we could find replacements for these key personnel, the loss of their services could materially and adversely effect our operations because of diminished relationships with lenders, prospective tenants and industry personnel.

Mr. Linde and the Company’s other executive officers have employment agreements in which they agree to devote substantially all of their business time to the Company’s business and affairs and not to have substantial outside business interests. Because these officers may resign or be terminated at any time, these employment agreements cannot guarantee that they will remain with the Company for any particular period of time. The Company does not have an employment agreement with Mr. Zuckerman. Mr. Zuckerman has substantial outside business interests, including, serving as Chairman of the Board of Directors of U.S. News & World Report, The Atlantic Monthly, The New York Daily News and Applied Graphics Technologies, and serving as a member of the Board of Directors of Snyder Communications. Such outside business interests could interfere with his ability to devote time to the Company’s business and affairs. Over the last twenty years, Mr. Zuckerman has devoted a significant portion, although not a majority, of his business time to the affairs of the Company. He cannot assure the Company that he will continue to devote any specific portion of his time to the Company and has therefore declined to enter into an employment agreement with the Company. At present, Mr. Zuckerman has no commitments which would prevent him from maintaining his current level of involvement with the Company.

Potential Liability For Environmental Matters Could Adversely Affect Our Financial Condition

Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real property may be required (often regardless of knowledge or responsibility) to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at a property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and remediation costs incurred by them in connection with such contamination. These costs and liabilities could be substantial and could exceed the value of the affected real estate. If such substances were present on one of our properties, our ability to borrow against, sell or rent the affected property could be adversely affected. We have not been notified by any governmental authority of any noncompliance, liability or other claim in connection with any of our properties, and we are not aware of any other environmental condition with respect to any of our properties that we believe would have a material adverse effect on our business, assets, or results of operations.

Some of our properties are located in urban and industrial areas where fill or current or historic industrial uses of the areas have caused site contamination. Independent environmental consultants have been retained in the past to conduct or update Phase I environmental assessments (which generally do not involve invasive techniques such as soil or groundwater sampling) and asbestos surveys on all of our properties. These environmental surveys have not revealed any environmental conditions that we believe will have a material adverse effect on our business, assets or results of operations, and we are not aware of any other environmental condition with respect to any of our properties which we believe would have such a material adverse effect. However, we are aware of environmental conditions at three of our properties that may require remediation:

•	With respect to 17 Hartwell Avenue in Lexington, Massachusetts, we received a Notice of Potential Responsibility from the state regulatory authority on January 9, 1997, related to groundwater contamination. In addition, we received Notices of Downgradient Property Status Submittals from third parties concerning contamination at two downgradient properties. On January 15, 1997, we notified the state regulatory authority that we would cooperate with and monitor the tenant at the property (which investigated the matter and undertook remedial actions). That investigation identified the presence of hazardous substances in and near a catch basin along the property line. The tenant completed an Immediate Response Action at the site in April 1998. We expect the tenant will likewise take any additional necessary response actions.

•	The 91 Hartwell Avenue property in Lexington, Massachusetts was listed by the state regulatory authority as an unclassified Confirmed Disposal Site in connection with groundwater contamination. We engaged a specially licensed environmental consultant to perform the necessary investigation and assessment and to prepare submittals to the state regulatory authority. On August 1, 1997, such consultant submitted to the state regulatory authority a Phase I—Limited Site Investigation Report and Downgradient Property Status Opinion. This Opinion concluded that the property qualifies for Downgradient Property Status under the state regulatory program, which eliminates certain deadlines for conducting response actions at a site and may qualify us for liability relief under recent statutory amendments. Although we believe that the current or former owners of the upgradient source properties may ultimately be responsible for some or all of the costs of such response actions, we will take any necessary further response actions.

•

An investigation at the 200 West Street property in Waltham, Massachusetts identified groundwater contamination. We engaged a specially licensed environmental consultant to perform the necessary investigation and assessment and to prepare submittals to the state regulatory authority. On March 11, 1998, the consultant submitted to the state regulatory authority a Release Notification and Downgradient Property Status Opinion. This Opinion concluded that the property qualifies for Downgradient Property

Status under the state regulatory program, which eliminates certain deadlines for conducting response actions at a site and may qualify us for liability relief under recent statutory amendments. Although we believe that the current or former owners of the upgradient source properties may ultimately be responsible for some or all of the costs of such response actions, we will take any necessary further response actions.

No assurance can be given that the environmental assessments and updates identified all potential environmental liabilities, that no prior owner created any material environmental condition not known to us or the independent consultants preparing the assessments, that no environmental liabilities may have developed since such environmental assessments were prepared, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

Our Use of Debt to Finance Acquisitions and Developments Could Adversely Affect Our Cash Flow

Required Repayment of Debt or Payment of Interest on Debt

We currently have, and may in the future incur, indebtedness that bears interest at variable rates. Variable rate debt creates higher debt service requirements if market rates increase, which could adversely affect our cash flow and the amounts available to pay distributions to our stockholders. We are subject to risks normally associated with debt financing, including the risk that our cash flow will be insufficient to make required payments of principal and interest, the risk that any indebtedness will not be able to be refinanced, the risk that the terms of any refinancing will not be as favorable as the terms of such indebtedness and the risk of a default under the terms of any indebtedness and an acceleration resulting from such default.

No Limitation on Debt

We do not have a policy limiting the amount of debt that we may incur. Accordingly, our management and Board of Directors have discretion to increase the amount of the Company’s outstanding debt at any time. We could become more highly leveraged, resulting in an increase in debt service costs that could adversely affect our cash flow and the amount available for distribution to our stockholders. If we increase our debt we may also increase the risk of default on our debt.

Financial Covenants Could Adversely Affect Our Financial Condition.

If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the mortgagee could foreclose on the property, resulting in loss of income and asset value. The mortgages on our properties contain customary negative covenants which, among other things, limit our ability, without the prior consent of the lender, to further mortgage the property or to discontinue insurance coverage. In addition, our credit facilities contain certain customary restrictions, requirements and other limitations on our ability to incur indebtedness, including total debt to assets ratios, secured debt to total asset ratios, debt service coverage ratios and minimum ratios of unencumbered assets to unsecured debt. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations.

Our Degree of Leverage Could Limit Our Ability to Obtain Additional Financing.

Our Debt to Market Capitalization Ratio (total debt as a percentage of total debt plus the market value of the outstanding Common Stock, OP Units and Preferred Units (assuming conversion of all Preferred Units)) is approximately 43.6% as of September 30, 1998. A real estate company’s degree of leverage could have important consequences to its security holders, because leverage affects a company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes and makes a company more vulnerable to a downturn in the economy generally.

To qualify as a REIT, we must distribute to our stockholders each year at least 95% of our net taxable income (excluding any net capital gain). See “Certain Federal Income Tax Considerations” below. Because of these distribution requirements, it is not likely that we will be able to fund all future capital needs, including for acquisitions and developments, from income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market’s perception of our growth potential and our current and potential future earnings. Moreover, additional equity offerings may result in substantial dilution of security holders’ interests, and additional debt financing may substantially increase our leverage.

Failure to Qualify as a Reit Would Cause Us to be Taxed as a Corporation

The Company is a real estate investment trust as defined in the Internal Revenue Code (the “Code”). Entities that have this characterization under the Code are also known as “REITs.” In general, qualification as a REIT enables us to deduct from our federal taxable income the amount of any dividends paid to our stockholders and requires us to pay to our stockholders a certain amount of our taxable income. If we fail to qualify as a REIT, we will be taxed as a corporation for both current and past years. Qualification as a REIT involves the application of highly technical and complex provisions under the Code, as to which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. Therefore, although we believe that we are organized and operate as a REIT, there is a risk that we will fail to maintain our status as a REIT. In addition, we cannot assure you that future legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws (or their application) with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

If, in any taxable year, we failed to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax liability resulting from the failure to qualify as a REIT would significantly reduce or eliminate the amount of funds available for distribution to our stockholders. In addition, we would no longer be required to make distributions to our stockholders. See “Certain Federal Income Tax Considerations” on page 32.

The Ability of Our Stockholders to Control Our Policies and Affect a Change of Control of the Company is Limited, Which May Not Be in The Stockholders’ Best Interests

Change in Company Policies Without Stockholders’ Approval

Our operating and financial policies, including the Company’s policies with respect to acquisitions, growth, operations, indebtedness, capitalization and distributions, are determined by the Company’s Board of Directors. Accordingly, as a stockholder, you will have little direct control over our policies.

Engagement in Investment Activity Without Stockholders’ Approval

We expect to continue to acquire additional real estate assets pursuant to our investment strategies and consistent with our investment policies. As a stockholder, you will generally not be entitled to vote on any such acquisitions. You will not receive past financial statements regarding the real estate assets to be acquired. Instead, our stockholders must rely entirely on the decisions of management (although in the case of material acquisitions, we will, as required by federal securities law, provide financial information following the acquisition in filings with the SEC.)

Stock Ownership Limit

To maintain qualification as a REIT for federal income tax purposes, not more than 50% in value of the Company’s outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws applicable to REITs) at any time during the last half of any year. See “Certain Federal Income Tax Considerations” on page 32. The Company’s Amended and Restated Certificate of Incorporation (the “Charter”) generally prohibits ownership, directly or by virtue of the attribution provisions of the Code, by any single stockholder (which does not include certain pension plans or mutual funds) of more than 6.6% of the issued and outstanding shares of the Company’s Common Stock (the “Ownership Limit”). The Board of Directors may waive or modify the Ownership Limit with respect to one or more persons if it is satisfied that ownership in excess of this limit will not jeopardize the Company’s status as a REIT for federal income tax purposes. Notwithstanding the above, the Charter provides that each of Messrs. Zuckerman and Linde, along with certain family members and affiliates of each of Messrs. Zuckerman and Linde, respectively, as well as, in general, pension plans and mutual funds, may actually and beneficially own up to 15% of the outstanding shares of Common Stock. The Ownership Limit may have the effect of inhibiting or impeding a change in control and, therefore, could adversely affect our stockholders’ ability to realize, in connection with such a transaction, a premium over the then-prevailing market price for the Common Stock. See “Restrictions on Transfer” on page 25.

Charter and Bylaw Provisions

Certain provisions of the Company’s Charter and bylaws, as amended and restated (the “Bylaws”), could make it more difficult for someone to acquire control of the Company. The Company’s Board of Directors is divided into three classes, with the members of each class serving a three-year term. The Charter authorizes the Board of Directors to issue up to 50 million shares of Preferred Stock without stockholder approval. The Board of Directors may establish the preferences and rights of any Preferred Stock issued. These and other restrictions may preclude acquisitions that could otherwise provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of such shares.

Operating Partnership Agreement

We are the sole general partner of the Operating Partnership and, in connection with most matters which could require a consent or vote of the Operating Partnership’s partners, hold approximately 65.0% of the voting power therein (assuming conversion of all preferred units of limited partnership (“Preferred Units”)). We have agreed in the limited partnership agreement of the Operating Partnership (the “Operating Partnership Agreement”) not to engage in certain business combinations unless the limited partners who hold the remaining common units of limited partnership (“Common Units” or “OP Units”) receive, or have the opportunity to receive, the same consideration per OP Unit as our holders of Common Stock receive per share of Common Stock in the transaction. If holders of OP Units do not receive such consideration, we cannot engage in the transaction unless 75% of the limited partners (other than the Company) vote to approve the transaction. In addition, we have agreed in the Operating Partnership Agreement that we will not consummate certain business combinations in which we conducted a vote of the stockholders unless (i) a vote of holders of OP Units is conducted and (ii) the matter would have been approved had holders of OP Units been able to vote as stockholders on the transaction. The Operating Partnership Agreement does not enable us or require us to engage in a business combination requiring our stockholders’ approval if our stockholders do not in fact give the required approval. Rather, if our stockholders approve a business combination that requires a vote of stockholders, we are therefore authorized under the Charter to engage in such transaction but we are contractually prohibited under the Operating Partnership Agreement from consummating the transaction unless:

•	holders of OP Units (including the Company) vote on the matter;

•	the Company votes the OP Units it holds in the Operating Partnership (which at all times equals the number of shares of Common Stock outstanding) in the same proportion as our stockholders voted on the matter at the stockholder vote; and

•	the result of such vote of the OP Unit holders (including the proportionate vote of the Company’s OP Units) is such that had such vote been a vote of stockholders holding a number of shares equal to the number of outstanding OP Units, the business combination would have been approved by our stockholders.

As a result of these provisions of the Operating Partnership, a third party may be deterred from making an acquisition proposal that it would otherwise make and we may be prohibited by contract from engaging in a proposed business combination even though the Company’s stockholders approve of the combination and we have the authority to engage in the combination under our Charter.

Shareholder Rights Agreement

We have adopted a Shareholder Rights Agreement. Under the terms of this agreement, we can in effect prevent a person or group from acquiring more than 15% of the outstanding shares of our Common Stock (an “Acquiring Person”) because, unless we approve of the Acquiring Person’s purchase, after the Acquiring Person acquires more than 15% of the outstanding Common Stock, all stockholders (other than the Acquiring Person) will have the right to purchase securities from us at a price that is less than their then fair market value. Such purchases by the other stockholders would substantially reduce the value and influence of the shares of our Common Stock owned by the Acquiring Person. However, the Board of Directors can prevent the Shareholder Rights Agreement from operating in this manner and thus has significant discretion to approve of an acquiror’s efforts to acquire a large interest in the Company. See “Restrictions on Transfer—Shareholder Rights Agreement” on page 26.

Provisions of Delaware Law

As a Delaware corporation, we are subject to the provisions of the Delaware General Corporation Law (the “DGCL”), which imposes restrictions on certain business combinations and requires compliance with certain procedures before certain mergers and acquisitions can occur. The DGCL may delay or prevent offers to acquire us and increase the difficulty of consummating any such offers, even if an acquisition would be in our stockholders’ best interest.

Conflicts of Interest Exist Between the Company and Certain Holders of OP Units and Preferred

Units in Connection with the Operation of the Company

Sales of Properties and Repayment of Related Indebtedness Will Have Different Effects on OP

Unitholders than on Stockholders

Certain holders of OP Units and Preferred Units, including Messrs. Zuckerman and Linde, will incur adverse tax consequences upon the sale of certain of our properties and on the repayment of related indebtedness which are different from the tax consequences to the Company and our stockholders. Consequently, such holders of OP Units and Preferred Units may have different objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness. While the Company has exclusive authority under the Operating Partnership Agreement to determine whether, when, and on what terms to sell a property (subject, in the case of certain properties, to the contractual commitments described below) or when to refinance or repay indebtedness, any such decision would require the approval of the Board of Directors. As directors and executive officers of the Company, Messrs. Zuckerman and Linde have substantial influence with respect to any such decision. Their influence could be exercised in a manner inconsistent with the interests of some, or a majority, of our stockholders, including in a manner which could prevent completion of a sale of a property or the repayment of indebtedness.

Agreement Not to Sell Certain Properties

Under the terms of the Operating Partnership Agreement, we have agreed not to sell or otherwise transfer certain of our properties, prior to specified dates, in any transaction that would trigger taxable income, without first obtaining the consent of Messrs. Zuckerman and Linde. However, we are not required to obtain their consent if, during the applicable period, each of them does not hold at least 30% of his original OP Units. In addition, we have entered into similar agreements with respect to other properties that we have acquired for partnership interests in the Operating Partnership. There are a total of 16 properties subject to these restrictions, and those 16 properties are estimated to have accounted for approximately 68% of the Company’s total revenue on a pro forma basis for the year ended December 31, 1997.

The Operating Partnership has also entered into agreements providing Messrs. Zuckerman and Linde and others with the right to guarantee additional and/or substitute indebtedness of the Company in the event that certain other indebtedness is repaid or reduced.

The agreements described above may hinder actions that the Company would otherwise desire to take because the Company would be required to make payments to the beneficiaries of such agreements if the Company violates these agreements.

Messrs. Zuckerman and Linde Will Continue to Engage in Other Activities

Messrs. Zuckerman and Linde have a broad and varied range of investment interests. Either one could acquire an interest in a company which is not currently involved in real estate investment activities but which may acquire real property in the future. However, pursuant to Mr. Linde’s employment agreement and Mr. Zuckerman’s non-compete agreement with the Company, Messrs. Zuckerman and Linde will not, in general, have management control over such companies and, therefore, they may not be able to prevent one or more such companies from engaging in activities that are in competition with our activities.

Possible Adverse Impact of Market Conditions on Market Price

As with other publicly traded equity securities, the value of our Common Stock depends on various market conditions which may change from time to time. Among the market conditions that may affect the value of our publicly traded securities are the following: the extent of institutional investor interest in the Company; the reputation of REITs and office REITs generally and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate companies); our financial condition and performance; and general financial market conditions.

One of the factors that investors may consider important in deciding whether to buy or sell shares of a REIT is the dividend with respect to such REIT’s shares (as a percentage of the price of such shares) relative to market interest rates. If market interest rates go up, prospective purchasers of REIT shares may expect a higher distribution rate. Higher market interest rates would not, however, result in more funds for us to distribute and, in fact, would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our publicly traded securities to go down in order to increase our dividend as a percentage of the price of a share.

FORWARD-LOOKING STATEMENTS

Certain statements incorporated by reference or made under the captions “Risk Factors” and “The Company” and elsewhere in this prospectus are “forward- looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include, without limitation, statements relating to acquisitions (including related pro forma financial information) and other business development activities, future capital expenditures, financing sources and availability and the effects of regulations (including environmental regulation) and competition. When we use the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend” and other similar expressions in this prospectus, they are generally forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect our actual results, performance or achievements. Factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the following:

•	we are subject to general risks affecting the real estate industry such as the need to enter into new leases or renew leases on favorable terms to generate rental revenues and dependence on our tenants’ financial condition;

•	we may fail to identify, acquire, construct or develop additional properties; we may develop properties that do not produce a desired yield on invested capital; or we may fail to effectively integrate acquisitions of properties or portfolios of properties;

•	financing may not be available, or may not be available on favorable terms;

•	we need to make distributions to our stockholders for us to qualify as a REIT and if we need to borrow the funds to make such distributions such borrowings may not be available on favorable terms;

•	we depend on the primary markets where our properties are located and these markets may be adversely affected by local economic and market conditions which are beyond our control;

•	we are subject to potential environmental liabilities;

•	we are subject to complex regulations relating to our status as a REIT and would be adversely affected if we failed to qualify as a REIT; and

•	market interest rates could adversely affect the market prices for our Common Stock and our performance and cash flow.

THE COMPANY

Boston Properties, Inc.

Boston Properties, Inc., a Delaware corporation, develops, acquires, owns and manages a diverse portfolio of office, industrial and hotel properties in the United States. We are one of the largest owners and developers of office properties in the United States, with a significant presence in Greater Boston; Midtown Manhattan; Greater Washington, D.C.; San Francisco, California; Princeton/East Brunswick, New Jersey; Richmond, Virginia; and Baltimore, Maryland. As of December 14, 1998, we owned 121 properties aggregating over 31.4 million square feet (including nine properties currently under development that will aggregate approximately 1.9 million square feet). The Company’s properties consist of 108 office properties, including 76 “Class A” office properties (including nine under development) and 31 “research and development” properties; nine industrial properties; three hotels (including one under development); and one parking garage. The Company considers Class A office properties to be centrally located buildings that are professionally managed and maintained, attract high-quality tenants and command upper-tier rental rates, and that are modern structures or have been modernized to compete with newer buildings. The Company considers research and development properties to be properties that are designed to address the market for research and development and other technical uses as well as to be suitable for office use.

We are a self-administered and self-managed REIT. We have elected to be treated as a REIT under the Code beginning with our taxable year ended December 31, 1997. We are listed on the NYSE under the symbol “BXP.”

Our initial public offering of Common Stock was in June 1997. Contemporaneously with such offering, the Company and its Operating Partnership subsidiary were formed to succeed to the ownership of real estate, and the real estate development, redevelopment, acquisition, management, operating and leasing businesses, associated with the predecessor organization founded by Messrs. Zuckerman and Linde in 1970.

We are a full-service real estate company, with substantial in-house expertise and resources in acquisitions, development, financing, construction management, property management, marketing, leasing, accounting, tax and legal services. Our headquarters are located at 800 Boylston Street, Boston, Massachusetts 02199 and our telephone number is (617) 236-3300. In addition, we have regional offices at the U.S. International Trade Commission Building at 500 E Street, SW, Washington, D.C. 20024, at 599 Lexington Avenue, New York, New York 10022, at Four Embarcadero Center, Suite 2600, San Francisco, California 94111 and 101 Carnegie Center, Princeton, New Jersey 08540. The Company’s headquarters and regional offices are located in properties owned by the Company.

Boston Properties Limited Partnership

Boston Properties Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), owns all of our assets (either directly or through subsidiaries) and is the entity through which we conduct substantially all of our business. This structure is commonly referred to as an umbrella partnership REIT or UPREIT. Boston Properties, Inc. is the sole general partner of the Operating Partnership and thus manages the affairs of the Operating Partnership. On December 14, 1998, Boston Properties, Inc. owned an approximate 65.0% general and limited partnership interest in the Operating Partnership (assuming conversion of all preferred units). The other partners of the Operating Partnership are the investors who contributed their direct or indirect interests in certain properties to the Operating Partnership in exchange for an interest in the Operating Partnership, either at the completion of the Initial Offering or upon subsequent acquisitions of other properties or interests therein by the Operating Partnership.

Partnership interests in the operating partnership are denominated as “common units of partnership interest” (also referred to as “OP Units” or “Common Units”) and preferred units of limited partnership (“Preferred Units”). A holder of an OP Unit may present such OP Unit to the Operating Partnership for redemption at any time (subject to agreements upon the issuance of OP Units to particular holders that may restrict such right for a period of time, generally not less than one year). Upon presentation of an OP Unit for redemption, the Operating Partnership must redeem such OP Unit for cash equal to the then value of a share of common stock of the Company (“Common Stock”), except that the Company may, at its election, in lieu of a cash redemption acquire such OP Unit for one share of Common Stock. With each such redemption or acquisition, our percentage ownership interest in the Operating Partnership will increase. In addition, whenever we sell or issue shares of Common Stock, we will be obligated to contribute any net proceeds from such sale or issuance to the Operating Partnership, and the Operating Partnership will be obligated to issue an equivalent number of OP Units to us. Because the number of shares of Common Stock outstanding at all times equals the number of OP Units that the Company owns, one share of Common stock is generally the economic equivalent of one OP Unit, and the quarterly distribution that may be paid to the holder of an OP Unit equals the quarterly dividend that may be paid to the holder of a share of Common Stock. Each series of Preferred Units bears a distribution that is set in accordance with an amendment to the partnership agreement of the Operating Partnership. Preferred Units may also be convertible into OP Units at the election of the holder thereof or the Company.

All references in this prospectus to the Company or to “we” or similar terms refer to Boston Properties, Inc. and its subsidiaries, including the Operating Partnership, collectively, unless the context otherwise requires.

Generally, pursuant to the terms of the Operating Partnership Agreement, we have the exclusive power to manage and conduct the business of the Operating Partnership. Under the Operating Partnership Agreement, we generally have the maximum rights and powers permitted to the general partner of a Delaware limited partnership. Limited partners of the Operating Partnership generally have only such rights and powers as are reserved to limited partners expressly by Delaware law, and have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership. The limited partners do not have the right to remove us as general partner. The limited partners of the Operating Partnership do have the right to vote, under certain circumstances, on business combinations of Boston Properties, Inc. or the Operating Partnership.

USE OF PROCEEDS

Except as we may describe otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of Securities for general corporate and working capital purposes, including, without limitation, to repay debt, to acquire or invest in new properties and to develop and maintain currently-owned properties.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of the Preferred Stock that we may offer by this prospectus. We may issue Preferred Stock in one or more series; each series of Preferred Stock will have its own rights and preferences. We will describe in a prospectus supplement (1) the specific terms of the series of any Preferred Stock offered through that prospectus supplement and (2) any general terms outlined in this section that will not apply to those shares of Preferred Stock. This summary of terms is not complete. For additional information before you buy any Preferred Stock you should read our Charter and Bylaws that are in effect on the date that we offer any Preferred Stock, as well as any applicable amendment to our Charter designating terms of a series of Preferred Stock (a “Designating Amendment”).

General

Under the Company’s Charter, the Company has the authority to issue up to 250 million shares of Common Stock, 150 million shares of Excess Stock (“Excess Stock”) and 50 million shares of Preferred Stock. Prior to issuing shares of Preferred Stock of a particular series, the Company’s Board of Directors will determine or fix the terms of that series of Preferred Stock, as described below (see “Terms”).

When we issue shares of Preferred Stock, they will be fully paid and nonassessable. This means the full purchase price for the outstanding Preferred Stock will be paid at issuance and that you, as the purchaser of such shares of Preferred Stock, will not be required later to pay us any additional monies for such Preferred Stock. The Preferred Stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future. This means, you will not receive any rights, as holder of Preferred Stock, to buy any portion of the securities which we may issue in the future. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may grant the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance or possibility of issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

Terms

The Preferred Stock will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless we state otherwise in the applicable prospectus supplement. You should read the prospectus supplement relating to the particular series of the Preferred Stock for specific terms, including:

•	the title and liquidation preference of such Preferred Stock and the number of shares offered;

•	the initial offering price of such Preferred Stock;

•	the dividend rate or rates (or method of calculation), the dividend periods, the date(s) on which dividends will be payable and whether the dividends will be cumulative or noncumulative, and, if cumulative, the dates from which the dividends will start to cumulate;

•	procedures for any auction and remarketing, if any;

•	any listing of such Preferred Stock on any securities exchange;

•	any conversion provisions;

•	any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

•	discussion of federal income tax considerations applicable to such Preferred Stock;

•	relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of our business;

•	any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of our business; and

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT.

Rank

Unless we state otherwise in the applicable prospectus supplement, each series of Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank:

•	senior to our Common Stock and any of our other equity securities ranking junior to such series of Preferred Stock;

•	on a parity with all our equity securities which according to their terms rank on a parity with the Preferred Stock; and

•	junior to all our equity securities which according to their terms rank senior to such series of Preferred Stock.

The term “equity securities” does not include any convertible debt securities we may issue.

Dividends

As a holder of shares of Preferred Stock, you will be entitled to receive cash dividends, if declared by the Board of Directors, out of our assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of Preferred Stock will state the dividend rates and dates on which the dividends will be payable for such series. We will pay dividends to the holders of record as they appear on our stock transfer books on the record dates fixed by the Board of Directors.

The applicable prospectus supplement will also state whether the dividends on any series of the Preferred Stock are cumulative or non-cumulative. Dividends, if cumulative, will accumulate from and after the dates stated in the applicable prospectus supplement. If the Board of Directors does not declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend for the dividend period ending on such dividend payment date and we will not be obligated to pay the dividend accrued for such period, even if the Board of Directors declares a dividend in the future.

The Company will not pay a dividend on any class or series of stock ranking as to dividends equal with or junior to a series of Preferred Stock unless:

•	if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid (or declared and sufficient money is set apart for payment); or

•	if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid (or declared and sufficient money is set apart for the payment).

If at any time full dividends will not be paid (or declared and sufficient money set apart for payment) on all shares of Preferred Stock ranking equal as to dividends, then:

•

we will declare any dividends pro rata among all shares of Preferred Stock ranking equal as to dividends. This means that the dividends we declare per share on each series of such Preferred Stock (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) will bear the same relationship to each other that the full accrued dividends per share on each such series of Preferred Stock bear to each other;

•	other than pro rata dividends, we will not declare or pay any dividends or set any money aside for payment of dividends (except dividends paid in the form of securities ranking junior to the Preferred Stock as to dividends and upon liquidation) or declare or make any distributions upon any security ranking junior to or equal with the Preferred Stock as to dividends or upon liquidation; and

•	we will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) any securities ranking junior to or equal with the Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for shares junior to the Preferred Stock as to dividends and upon liquidation).

Redemption

A series of Preferred Stock may be redeemable, in whole or in part, at our option and may be subject to mandatory redemption pursuant to a sinking fund, or otherwise, as we may describe in the applicable prospectus supplement.

If a series of Preferred Stock is subject to mandatory redemption, we will specify the following in the applicable prospectus supplement:

•	the date on which such mandatory redemption shall commence and the number of shares of such Preferred Stock that we will redeem each year after such date;

•	the redemption price; and

•	whether the redemption price will be paid in cash or other property together with an amount equal to all accrued and unpaid dividends (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) to the date of redemption.

If we are only permitted to pay the redemption price of a series of Preferred Stock from the net proceeds of the issuance of shares of our capital stock and the proceeds from such issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that such Preferred Stock will automatically and mandatorily be converted into shares of our capital stock pursuant to conversion provisions which we will specify in the applicable prospectus supplement.

Even if the terms of a series of Preferred Stock permit us to redeem such shares of Preferred Stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due, we will not:

•	redeem any Preferred Stock of that series unless we simultaneously redeem all outstanding shares of Preferred Stock of that series; and

•	purchase or otherwise acquire any Preferred Stock of that series (except by conversion into or exchange for shares of our capital stock ranking junior to such Preferred Stock as to dividends and upon liquidation).

The prohibitions regarding redemption discussed in the prior sentence will not restrict us from purchasing or acquiring Preferred Stock of any series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to all holders of that series.

If fewer than all of the outstanding shares of any series of Preferred Stock are to be redeemed, the Board of Directors will determine the number of shares to be redeemed. Except when such redemption is to preserve our status as a REIT, we may redeem the shares pro rata from the holders of record in proportion to the number of such shares held by them or for which such holder requested redemption (with adjustments to avoid redemption of fractional shares) or by any other equitable manner that we determine.

We will give notice of redemption by mailing a notice to each record holder of shares to be redeemed between 30 and 60 days prior to the date fixed for redemption. Each notice shall state:

•	the redemption date;

•	the number of shares and series of the Preferred Stock to be redeemed;

•	the redemption price;

•	the place or places where the holders of such Preferred Stock may surrender the certificates for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date; and
•	the date upon which the holder’s conversion rights, if any, will terminate.

If we redeem fewer than all shares of any series of Preferred Stock, we will specify in the notice to each holder the number of shares to be redeemed from such holder. If we have given notice of redemption of any Preferred Stock and we have set aside the funds necessary for the payment of the redemption price, then beginning on the redemption date, the dividends on the Preferred Stock called for redemption will no longer accrue and the holders will no longer have any rights as stockholders except to receive the redemption price.

Liquidation Rights

Unless we state otherwise in the applicable prospectus supplement, if we voluntarily or involuntarily liquidate, dissolve or wind up the Company, the holders of each series of Preferred Stock will be entitled to receive:

•	liquidating distributions, if any, in the amount or proportion stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend).

We will pay these amounts to the holders of shares of each series of the Preferred Stock, and all amounts owing on any other class or series of our capital stock ranking senior to or equally with such series of Preferred Stock as to distributions upon liquidation, out of our assets legally available for distribution to our stockholders before we make any distribution or payment to holders of any of our securities ranking junior to such series of Preferred Stock. After we pay the full amount of the liquidating distributions to the holders of Preferred Stock to which they are entitled, such holders will have no right or claim to any of our remaining assets

If we voluntarily or involuntarily liquidate, dissolve or wind up the Company and our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of each series of Preferred Stock and any other shares of our stock ranking senior to or equal with such series as to any such distribution, then we will only make pro rata distributions to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of the Company.

If we have paid the full liquidation preference to all holders of Preferred Stock, we will distribute our remaining assets among the holders of any other classes or series of our capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up of the Company, according to their respective rights and preferences. For such purposes, our consolidation with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be considered a liquidation, dissolution or winding up of the Company.

Voting Rights

As a holder of Preferred Stock, you will not have any voting rights, except as we describe in this section or in the applicable prospectus supplement or as required by law.

Unless we receive the consent of at least two-thirds of all the outstanding shares of such series of Preferred Stock (except as provided otherwise for any series of Preferred Stock), we will not:

•	authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business;

•	reclassify any authorized capital stock into such shares of capital stock ranking senior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business;

•	create, authorize or issue any obligation or security convertible into or evidencing the right to purchase shares of capital stock ranking senior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

•	amend, alter or repeal our Charter, whether by merger, consolidation or otherwise (such occurrence, an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders of that stock.

As a holder of Preferred Stock, you may give your consent in person or by proxy, either in writing or at a meeting (each series voting separately as a class). We are not required to obtain your consent, as a holder of Preferred Stock, for the following actions as such actions will be deemed in the Designating Amendment not to adversely affect any right, preference, or voting power of your series of Preferred Stock:

•	if upon the occurrence of an Event, such series of Preferred Stock remain outstanding with its terms materially unchanged, taking into account that upon the occurrence of an Event, we may not be the surviving entity;

•	any increase in the amount of the authorized Preferred Stock, or the creation or issuance of any other series of Preferred Stock (provided such series of Preferred Stock ranks equal with or junior to your series of Preferred Stock); or

•	any increase in the amount of authorized shares of a series of Preferred Stock, in each case ranking equal with or junior to the Preferred Stock of such series with respect to payment of dividends, or the distribution of our assets upon liquidation, dissolution or winding-up of the Company.

The foregoing voting provisions will not apply if we redeem or call for redemption all shares of a series of Preferred Stock outstanding at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected. All outstanding shares of a series of Preferred Stock will be deemed to have been redeemed or called for redemption provided sufficient funds will have been deposited in trust to effect such redemption.

Conversion Rights

We will specify in the applicable prospectus supplement the terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock. Such terms will include:

•	the number of shares of Common Stock to be received on conversion of each share of such Preferred Stock;

•	the conversion price or rate (or method of calculation);

•	the conversion period;

•	whether conversion is at our and/or at the option of the holder of Preferred Stock;

•	any events resulting in adjustment of the conversion price; and

•	rights of conversion in the event we call for redemption such series of Preferred Stock.

Restrictions on Ownership

For us to maintain our qualification as a REIT for federal income tax purposes, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined for federal income tax purposes to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement and to otherwise protect us from the consequences of a concentration of ownership among our stockholders, our Charter provides that, in general, no one person may own more than 6.6% of the outstanding shares of any class or series of capital stock, including any series of Preferred Stock. See “Restrictions on Transfer” on page 25.

Transfer Agent

We will name the transfer agent and registrar for the Preferred Stock in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of the shares of the Company’s Common Stock that we may offer by this prospectus. The summary is not complete. We have incorporated by reference our Charter and Bylaws as exhibits to this Registration Statement. You should read our Charter and Bylaws before you acquire any Common Stock.

General

As of December 14, 1998, our authorized Common Stock was 250,000,000 shares, of which 63,527,819 shares were issued and outstanding. All shares of Common Stock will, when issued, be duly authorized, fully paid and nonassessable. This means that the full price for our Common Stock will be paid at issuance and that you, as a purchaser of such shares of Common Stock, will not be later required to pay us any additional monies for such Common Stock.

Dividends

As a holder of Common Stock, you may receive dividends, out of our funds that we can legally use to pay dividends, when and if such dividends are declared by the Company’s Board of Directors.

Voting Rights

Subject to the provisions of our Charter regarding Excess Stock, as a holder of Common Stock you have the exclusive power to vote on all matters presented to our stockholders unless Delaware law or the Designating Amendment for an outstanding series of Preferred Stock gives the holders of any outstanding Preferred Stock the right to vote on certain matters or generally. As a holder of Common Stock, you are entitled to one vote per share. There is no cumulative voting in the election of our Directors which means that at any meeting of our stockholders the holders of a majority of the outstanding shares of Common Stock can cast all of their votes for each Director to be elected at such meeting, thus electing all of the Directors then standing for election, and the votes held by the holders of the remaining Common Stock will not be sufficient to elect any Director.

Other Rights

Subject to the provisions of our Charter regarding Excess Stock, each share of Common Stock has equal dividend, distribution, liquidation and other rights, and has no preference, appraisal (except as provided by Delaware law) or exchange rights.

As a holder of Common Stock, you have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

We intend to furnish our stockholders with annual reports containing our audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

Pursuant to Delaware law, a merger or consolidation involving a Delaware corporation, such as the Company, generally requires the approval of a majority of the outstanding shares that are entitled to vote on such matters. However, Delaware law provides that no vote of our stockholders is required to authorize a merger in which we are the surviving corporation following the merger if:

•	our Charter is not amended in any respect by the merger;

•	each share of stock outstanding prior to the merger is to be an identical share of stock after the effective date of the merger; and

•	any shares of common stock (together with any other securities convertible into shares of common stock) to be issued or delivered under the plan of merger aggregate to no more than 20% of the number of shares of common stock outstanding immediately prior to the effective date of the merger.

Transfer Agent

The transfer agent and registrar for our Common Stock is BankBoston, N.A.

DESCRIPTION OF WARRANTS

We have no Warrants or other share purchase rights outstanding (other than options issued under our 1997 Stock Option and Incentive Plan). Each OP Unit issued by our Operating Partnership subsidiary, however, may generally be redeemed by the holder thereof for cash equal to the fair market value of one share of Common Stock, except that the Company may at its election acquire any OP Unit so presented for redemption for one share of Common Stock. In addition, as of December 14, 1998, the Operating Partnership had outstanding Preferred Units that at present or at a future date may be converted into an aggregate of 10,454,301 OP Units, with each such OP Unit having the right described in the preceding sentence.

We may issue Warrants for the purchase of Preferred Stock or Common Stock by this prospectus. Warrants may be issued independently, together with any other Securities offered by any prospectus supplement or through a dividend or other distribution to our stockholders and may be attached to or separate from such Securities. We may issue Warrants under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the Warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. In the applicable prospectus supplement, we will describe the terms of the Warrants and applicable warrant agreement, including, where applicable, the following:

•	the title of such Warrants;

•	their aggregate number;

•	the price or prices at which we will issue them;

•	the designation, number and terms of the Preferred Stock or Common Stock that can be purchased upon exercise of them;

•	the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security;

•	the date, if any, on and after which they and the related Preferred Stock or Common Stock, if any, will be separately transferable;

•	the price at which each share of Preferred Stock or Common Stock that can be purchased upon exercise of such Warrants may be purchased;

•	the date on which the right to exercise them shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such Warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations, and

•	any other terms of such Warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such Warrants.

RESTRICTIONS ON TRANSFER

Ownership Limit. Among the requirements that we must meet to qualify as a REIT under the Code is that not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws applicable to REITs) during the last half of a taxable year (other than the first year). Additionally, such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. In order to protect us against the risk of losing our status as a REIT and to otherwise protect us from the consequences of a concentration of ownership among our stockholders, our Charter, subject to certain exceptions, provides that no single person (which includes any “group” of persons) (other than “Related Parties,” as defined below, and certain “Look-Through Entities,” as defined below), may “beneficially own” more than 6.6% (the “Ownership Limit”) of the aggregate number of outstanding shares of any class or series of capital stock. Under our Charter, a person generally “beneficially owns” shares if (i) such person has direct ownership of such shares, (ii) such person has indirect ownership of such shares taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, or (iii) such person would be deemed to “beneficially own” such shares pursuant to Rule 13d-3 under the Exchange Act. These ownership limitations may have the effect of precluding acquisition of control of the Company.

Related Party Ownership Limit. The effect of clause (iii) of the preceding paragraph is that a person will generally be deemed, for purposes of the Ownership Limit, to beneficially own any shares with respect to which such person has the direct or indirect power to vote or cause their disposition. Notwithstanding the above, (a) a Related Party will not be deemed to beneficially own shares by virtue of clause (iii) of the preceding paragraph; and (b) a “group” of which a Related Party is a member will generally not have attributed to the group’s beneficial ownership any shares beneficially owned by such Related Party. Each of Mr. Zuckerman and his respective heirs, legatees and devises, and any other person whose beneficial ownership of shares of Common Stock would be attributed under the Code to Mr. Zuckerman, is a “Related Party,” and such persons are subject to a “Related Party Ownership Limit” of 15%, such that none of such persons shall be deemed to beneficially own shares in excess of the Ownership Limit unless, in the aggregate, such persons own shares of any class or series of capital stock in excess of 15% of the number of shares of such class or series outstanding. A similar Related Party Ownership Limit is applied to Mr. Linde and persons with a similar relationship to Mr. Linde, all of whom are also Related Parties under our Charter.

Look-Through Ownership Limit. Our Charter provides that pension plans described in Section 401(a) of the Code and mutual funds registered under the Investment Company Act of 1940 (“Look-Through Entities”) are subject to a 15% “Look-Through Ownership Limit.” Pension plans and mutual funds are among the entities that are not treated as holders of stock under the Five or Fewer Requirement and the beneficial owners of such entities will be counted as holders for this purpose.

Waiver of Ownership Limits by The Board of Directors. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit, the Look- Through Ownership Limit and the Related Party Ownership Limit in any particular instance if evidence satisfactory to the Board of Directors is presented that the waiver of the Limit will not jeopardize our REIT status and the Board of Directors otherwise decides that such action is in our best interest.

Transfers in Violation of Our Transfer Restrictions Will Be Null and Void. Any purported transfer of shares of capital stock or of any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the Ownership Limit, the Look-Through Ownership Limit or the Related Party Ownership Limit, as applicable, or that would result in our disqualification as a REIT, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons or results in the Company being “closely held” within the meaning of Section 856(h) of the Code or results in the Company constructively owning 10% or more of the ownership interests in a tenant of ours within the meaning of Section 318 of the Code as modified by Section 856(d)(5) of the Code, shall be null and void and of no force or effect with respect to the purported transferee (the “Prohibited Transferee”) as to that number of shares in excess of the applicable limit. The Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the applicable limit (the “Prohibited Owner”) will cease to own any right or interest) in such excess shares. Any such excess shares described above will be converted automatically into an equal number of shares of Excess Stock (the “Excess Shares”). The Excess Shares will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us (the “Beneficiary”). Such automatic transfer will be deemed to be effective as of the close of business on the Trading Day (as defined in our Charter) prior to the date of such violative transfer. As soon as practical after the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Shares to a person or entity who could own such shares without violating the applicable limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Excess Shares or the sales proceeds received by the trust for such Excess Shares. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Shares as of the date of such event or the sales proceeds received by the trust for such Excess Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares by the trust, the trustee will be entitled to receive in trust for the Beneficiary all dividends and other distributions paid by us with respect to such Excess Shares.

In addition, shares of stock of the Company held in the trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accepts such offer. We will have the right to accept such offer for a period of 90 days. Upon such a sale to us, the interest of the Beneficiary in the shares sold will terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Transferee (or, in the case of a devise or gift, the Prohibited Owner).

These restrictions do not preclude settlement of transactions through the NYSE.

Disclosure of Stock Ownership by Our Stockholders. Our Charter provides that our stockholders are required upon demand to disclose to us in writing any information with respect to their direct, indirect and constructive ownership of capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Shareholder Rights Agreement

On June 11, 1997, the Board of Directors adopted a Shareholder Rights Agreement (the “Rights Agreement”). The adoption of the Rights Agreement could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, the Company or a large block of the Company’s Common Stock.

In accordance with the Rights Agreement, one Preferred Stock Purchase Right (a “Right”) is attached to each outstanding share of Common Stock, and one Right will be attached to each share of Common Stock issued before the Distribution Date (as defined below). Under certain conditions, each Right entitles the registered holder to purchase from the Company one one-thousandth (1/1000) of a share (a “Series E Unit”) of Series E Junior Participating Cumulative Preferred Stock, par value $.01 per share, of the Company (the “Series E Preferred Stock”), at a cash exercise price of $100.00 per Series E Unit (the “Exercise Price”), subject to adjustment. The Company has designated 200,000 shares of Series E Preferred Stock and has reserved such shares for issuance under the Rights Agreement.

The Rights are not exercisable until the Distribution Date and will expire on June 11, 2007, unless previously redeemed or exchanged by the Company as described below. Until a Right is exercised, the holder will have no rights as a stockholder of the Company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Series E Units, other securities of the Company, other consideration or for common stock of an acquiring company.

Initially, the Rights are attached to and trade with the outstanding shares of Common Stock. The Rights will separate from the Common Stock and will become exercisable upon the earlier of the close of business on:

(i)	the tenth calendar day following the first public announcement that a person or a group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of more than 15% of the sum of the outstanding shares of Common Stock and Excess Stock (“Common Shares”) (the date of said announcement being referred to as the “Stock Acquisition Date”); or

(ii)	the tenth business day (or such other calendar day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming the beneficial owner of more than 15% of the outstanding Common Shares (the earlier of such dates being herein referred to as the “Distribution Date”).

Under the Rights Agreement, shares of Common Stock that may be issued in exchange for outstanding OP Units are not included in the definition of beneficial ownership. Also, a person who became a partner of the Operating Partnership at the time of the Initial Offering will not be an Acquiring Person if such person does not acquire a greater percentage of (A) the sum of (i) the outstanding shares of Common Stock plus (ii) the outstanding OP Units held by persons other than the Company than (B) the percentage that such person had at the completion of the Initial Offering. Furthermore, no “group” of which a Related Party is a member will be deemed to beneficially own the Common Shares beneficially owned by such Related Party.

In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive upon exercise that number of Series E Units of Series E Preferred Stock having a market value of two times the exercise price of the Right (such right being referred to as the “Subscription Right”). In addition, if at anytime following the Stock Acquisition Date the Company engages in certain business combinations with an acquiring company, each holder of a Right shall have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right (such right being referred to as the “Merger Right”) if:

(i)	the Company consolidates with, or merges with and into, any other person, and the Company is not the continuing or surviving corporation;

(ii)	any person consolidates with the Company, or merges with and into the Company and the Company is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

(iii)	50% or more of the Company’s assets or earning power is sold, mortgaged or otherwise transferred.

The holder of a Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right.

The Exercise Price payable, and the number of Series E Units of Series E Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

At any time after the Stock Acquisition Date, the Board of Directors may, at its option, exchange all or any part of the then outstanding and exercisable Rights for shares of Common Stock or Units of Series E Preferred

Stock at an exchange ratio of one share of Common Stock or one Unit of Series E Preferred Stock per Right. However, the Board of Directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of the Common Stock of the Company.

The Rights may be redeemed in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors only until the earlier of (i) the close of business on the tenth calendar day after the Stock Acquisition Date, or (ii) the expiration date of the Rights Agreement. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), (a) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (b) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Shareholder Rights Agreement by reference, and (c) the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

The Board of Directors in its sole discretion may amend the Rights Agreement until the Distribution Date. After the Distribution Date, the Board of Directors may, subject to certain limitations set forth in the Rights Agreement, amend the Rights Agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates).

A copy of the Rights Agreement has been filed with the SEC. A copy of the Rights Agreement is also available from the Company upon written request. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

CERTAIN PROVISIONS OF DELAWARE LAW AND

OUR CHARTER AND BYLAWS

The Company’s Charter and Bylaws contain certain provisions that could make more difficult an acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to our Charter and Bylaws, which have been filed with the SEC. See also “Restrictions on Transfers” on page 25.

Amendment of Our Charter and Bylaws

Amendments to the Charter must be approved by the Board of Directors and generally by the vote of a majority of the votes entitled to be cast at a meeting of stockholders. However, amendments dealing with certain articles of our Charter (for example, articles relating to stockholder action; the powers, election of, removal of and classification of directors; limitation of liability; and amendment of our Bylaws or Charter) require the affirmative vote of not less than 75% of the outstanding votes entitled to be cast on the matter. Unless otherwise required by law, the Board of Directors may amend our Bylaws by the affirmative vote of a majority of the directors then in office. Our Bylaws may also be amended by our stockholders, at an annual meeting or at a special meeting called for such purpose, by the affirmative vote of at least seventy- five percent of the votes entitled to be cast on the matter; provided, that if the Board of Directors recommends that our stockholders approve such amendment at such meeting, such amendment will require the affirmative vote of only a majority of the shares present at such meeting and entitled to vote.

Dissolution of the Company

The DGCL and our Charter permit the Company to be dissolved by (i) the affirmative vote of 75% of the directors then in office declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of our stockholders, and (ii) upon proper notice, stockholder approval by the affirmative vote of a majority of the votes entitled to be cast on the matter.

Meetings of Stockholders

Under our Bylaws, we will hold annual meetings of our stockholders at such date and time as determined by the Board of Directors, the Chairman of our Board or our President. Our Bylaws establish an advance notice procedure for our stockholders to make nominations of candidates for directors or bring other business before an annual meeting of stockholders. Special meetings of our stockholders may be called only by a majority of the Directors then in office and only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting.

Board of Directors

Our Charter provides that the Company’s Board of Directors will initially consist of five directors and thereafter the number of directors of the Company may be established by the Board of Directors. However, the number of directors may not be fewer than the minimum number required by the DGCL nor more than eleven. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors and to fill vacancies in the Board of Directors relating thereto, any vacancy will be filled, including any vacancy created by an increase in the number of directors, at any regular meeting or at any special meeting called for the purpose, by a majority of the remaining directors. Pursuant to the terms of our Charter, the directors are divided into three classes. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. The use of a classified board of directors may render more difficult a change in control of the Company or removal of incumbent management. We believe, however, that classification of the Board of Directors will help to assure the continuity and stability of our business strategies and policies.

Our Charter provides that the affirmative vote of more than 75% of the directors then in office is required to approve certain transactions or actions, including a change of control (as defined) of the Company or of the Operating Partnership, any amendment to the Operating Partnership Agreement, any waiver of the limitations on ownership contained in our Charter, certain issuances of equity securities by the Company or termination of our status as a REIT.

Shareholder Rights Plan and Ownership Limitations

We have adopted a Shareholder Rights Agreement. In addition, our Charter contains provisions that limit the ownership by any person of shares of any class or series of capital stock of the Company. See “Restrictions on Transfer—Shareholder Rights Agreement” on page 26 and “Restrictions on Transfer” on page 25).

Limitation of Liability and Indemnification

Our Charter generally limits the liability of our directors to the Company to the fullest extent permitted from time to time by Delaware law. The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to such corporation’s best interests and, in the case of a criminal proceeding, provided such person had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of a corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

Our Bylaws provide that our directors and officers will be, and, in the discretion of the Board of Directors, non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of the Company. Our Bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise. Our Charter contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. This provision does not alter a director’s liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Business Combinations

We are subject to the provisions of section 203 (“Section 203”) of the DGCL. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an “interested stockholder” for a period of three years from the date that such person became an interested stockholder unless:

•	the transaction resulting in a person becoming an interested stockholder, or the business combination, was approved by the board of directors of the corporation before the consummation of such transaction;
•	the interested stockholder owned 85% or more of the outstanding voting stock of the corporation immediately after the transaction in which it became an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or

•	on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

Under Section 203, an “interested stockholder” is defined (with certain exceptions) as any person who, together with affiliates and associates, owns or within the prior three years did own, 15% or more of the corporation’s outstanding voting stock.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and executive officers to the fullest extent permitted by law and advance to our directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by our directors and executive officers seeking to enforce their rights under the indemnification agreements and may cover our directors and executive officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to our directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or stockholders to eliminate the rights it provides.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material federal income tax considerations associated with an investment in the Securities. In this section when we refer to “the Code” we mean the Internal Revenue Code, as amended. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a particular prospective stockholder in light of your personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Code, such as insurance companies, financial institutions and broker-dealers. The Code provisions governing the federal income tax treatment of REITs are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based on current law. Unless the context requires otherwise, references to “us,” “we,” and the “Company” in this “Federal Income Tax Considerations” section refer only to Boston Properties, Inc.

WE URGE YOU, AS A PROSPECTIVE INVESTOR, TO CONSULT YOUR OWN TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE.

Opinion of Tax Counsel

In the opinion of our counsel, Goodwin, Procter & Hoar LLP, commencing with our taxable year ended December 31, 1997, we qualified to be taxed as a REIT under the Code, provided that the Company and the Operating Partnership operated and continue to operate in accordance with various assumptions and factual representations made by the Company and the Operating Partnership concerning their business, properties and operations. It must be emphasized that Goodwin, Procter & Hoar LLP’s opinion is based on various assumptions and is conditioned upon such assumptions and representations made by the Company and the Operating Partnership concerning their business and properties. In addition, Goodwin, Procter & Hoar LLP’s opinion is based upon the factual representations of the Company and the Operating Partnership concerning its business and properties. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Goodwin, Procter & Hoar LLP. Accordingly, no assurance can be given that the actual results of our operations for any one taxable year will satisfy such requirements. See “Risk Factors—Failure to Qualify as a REIT” on page 10.

The opinion of Goodwin, Procter & Hoar LLP is also based upon existing law as currently applicable, Internal Revenue Service (“IRS”) regulations, currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively. No assurance can be given that any such changes would not modify the conclusions expressed in their opinion. Moreover, unlike a tax ruling (which we will not seek), an opinion of counsel is not binding on the IRS and no assurance can be given that the IRS will not successfully challenge our status as a REIT.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This substantially eliminates the federal “double taxation” on earnings (taxation at both the corporate level and stockholder level) that usually results from investments in a corporation. Even if we qualify for taxation as a REIT, we will be subject to federal income tax, as follows:

•	we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains;

•	under certain circumstances, we will be subject to the “alternative minimum tax”;

•	if we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income;

•	if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax;

•	if we fail to satisfy either the 75% or 95% gross income test (discussed below) but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability;

•	if we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; and

•	if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and we subsequently recognize gain on the disposition of such asset during the ten-year period (the “Recognition Period”) beginning on the date on which we acquired the asset, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) our adjusted basis in such asset as of the beginning of such Recognition Period (the “Built-In Gain”), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the “Built-In Gain Rules”).

Requirements for Qualification

We elected to be taxable as a REIT for our taxable year ended December 31, 1997. In order for us to have so qualified, we must have met and we must continue to meet the requirements, discussed below relating to our organization, source of income, nature of assets and distributions of income to our stockholders.

ORGANIZATIONAL REQUIREMENTS

Definition of REIT under the Code

The Code defines a REIT as a corporation, trust or association:

• (i)	that is managed by one or more directors or trustees;

• (ii)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

• (iii)	that would be taxable as a domestic corporation but for the REIT requirements;

• (iv)	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

• (v)	the beneficial ownership of which is held by 100 or more persons; and

• (vi)	during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied.

The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) (the “100 Stockholder Requirement” and “Five or Fewer Requirement”, respectively) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of condition (vi).

Protection from Stock Ownership Concentration

In order to protect us from a concentration of ownership of stock that would cause us to fail the Five or Fewer Requirement, our Charter provides that stock owned, or deemed to be owned or transferred to a stockholder in excess of the Ownership Limit or the Look-Through Ownership Limit will automatically be converted into Excess Stock (as defined below) and transferred to a charity for resale. The original stockholder is entitled to receive certain proceeds from such a resale. See “Restrictions on Transfers” on page 25. Excess Stock is a separate class of our capital stock that is entitled to no voting rights but shares ratably with the Common Stock in dividends and rights upon dissolution. Because of the absence of authority on this issue, however, we cannot assure you that the operation of the Excess Stock or other provisions contained in our Charter will, as a matter of law, prevent a concentration of ownership of stock in excess of the Ownership Limit from causing us to violate the Five or Fewer Requirement. If there were such a concentration of ownership and the operation of the Excess Stock or other provisions contained in our Charter were not held to cure such violation, we would be disqualified as a REIT. In rendering its opinion that we are organized in a manner that permits us to qualify as a REIT, Goodwin, Procter & Hoar LLP is relying on our representation that the ownership of our stock (without regard to the Excess Stock provisions) satisfies the Five or Fewer Requirement. Goodwin, Procter & Hoar LLP expresses no opinion as to whether, as a matter of law, the Excess Stock or other provisions contained in our Charter preclude us from failing the Five or Fewer Requirement.

Calendar Year Requirement

A corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Certain Treasury Regulations Relating to Our Status as a REIT and Partner

In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share (based on its interest in partnership capital) of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership’s share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest) are treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.

Income Tests

Gross Income Requirements

To maintain our qualification as a REIT, we must satisfy annually two gross income requirements.

•	At least 75% of our gross income for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property. Gross income includes “rents from real property” and, in certain circumstances, interest, but excludes gross income from certain disposition or property held primarily for sale to customers in the ordinary course of a trade or business (“prohibited transactions”).

•	At least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

Rents from Real Property

The rents we receive or that we are deemed to receive qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met.

•	The amount of rent generally must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “rents from real property,” however, solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.

•	The Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a “Related Party Tenant”) or a subtenant of such tenant (in which case only rent attributable to the subtenant is disqualified).

•	If rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as “rents from real property.”

•	For rents to qualify as “rents from real property” the REIT must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” who is adequately compensated and from whom the REIT does not derive any income. However, a REIT may provide services with respect to its properties and the income will qualify as “rents from real property” if the services are “usually or customarily rendered” in connection with the rental of room or other space for occupancy only and are not otherwise considered “rendered to the occupant.” Even if the services with respect to a property are impermissible tenant services the income will qualify as “rent from real property” if the income from such services does not exceed one percent of all amounts received or accrued with respect to that property. In establishing the amount of impermissible tenant services income, such amount must be at least 150 percent of the direct cost of providing the tenant services, or managing or operating the property.

We do not charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales consistent with the rule described above). We do not derive, and do not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

Rents from Real Property with Respect to Hotel Property Leases

Pursuant to leases with respect to two hotel properties, ZL Hotel LLC leases from the Operating Partnership the two hotel properties under a 10 year lease. The hotel leases provide that ZL Hotel LLC is obligated to pay to the Operating Partnership (i) the greater of a “Base Rent” or a “Participating Rent” (collectively, the “Rents”) and (ii) certain additional charges (as defined in the Leases). Participating Rent is calculated by multiplying fixed percentages by various revenue categories for each of the hotel properties. Both Base Rent and the thresholds in the Participating Rent formulas adjust for inflation. Base Rent accrues and is required to be paid monthly. Participating Rent is payable monthly, in the form of monthly adjustments based on actual results.

In order for the Rents and Additional Charges to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

•	the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation ) with respect to the property.

In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•	the service recipient has a significant economic or possessory interest in the property (e.g., the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs, or the recipient bears the risk of damage to or loss of the property);

•	the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price does not substantially exceed the rental value of the property for the contract period.

Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case. The hotel leases were structured to qualify as true leases for federal income tax purposes.

You should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the hotel leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, there can be no complete assurance that the IRS will not assert a contrary position. If the leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Operating Partnership receives from the lessee would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose our REIT status.

As indicated above, “rents from real property” must not be based in whole or in part on the income or profits of any person. The Participating Rent should qualify as “rents from real property” since it is based on percentages of receipts or sales which percentages are fixed at the time the leases are entered into, provided (i) the leases are not renegotiated during the term of the leases in a manner that has the effect of basing Participating Rent on income or profits and (ii) the leases conform with normal business practice. More generally, the Participating Rent will not qualify as “rents from real property” if, considering the hotel leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Participating Rent on income or profits. Since the Participating Rent is based on fixed percentages of the gross revenues from the hotels that are established in the hotel leases, and we have represented that the percentages (i) will not be renegotiated during the terms of the leases in a manner that has the effect of basing the Participating Rent on income or profits and (ii) conform with normal business practice, the Participating Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above.)

Rents from Real Property with Respect to Parking Leases and Parking Management Agreements

Pursuant to leases with independent third parties, the Operating Partnership or certain subsidiary partnerships lease certain garage property and the garage portions of certain office properties to independent third parties for periods between one to three years. The parking leases provide that the Operating Partnership will receive rent based on the gross receipts of the parking garage. The same “true lease” and “rent from real property” analysis applies with respect to the parking leases as is described above for the hotel leases. These garage leases also have been structured to qualify as true leases for federal income tax purposes. As is the case with respect to the hotel leases, there can be no complete assurance that the IRS will not assert a contrary position, which if successful could result in the loss of our status as a REIT.

Additionally, the Company has engaged independent contractors to manage and operate, for a fee, certain parking facilities that the Company owns and that are not subject to the leases described in the preceding paragraph. These Management Agreements were the subject of a private letter ruling received by the Company from the Internal Revenue Service which concluded that certain arrangements with such independent contractors (as described in the private letter ruling) do not preclude either the rental income from the tenants of such properties or the income from operating the parking facilities from qualifying as rents from real property.

Income from Usually or Customarily Rendered Services

We provide certain services with respect to our properties through the Operating Partnership. The Operating Partnership is not an “independent contractor.” We believe (and have represented to Goodwin, Procter & Hoar LLP) that all such services are considered “usually or customarily rendered” in connection with the rental of space for occupancy only. Therefore, our provision of such services does not jeopardize the qualification of rent from the Properties as “rents from real property.” In rendering its opinion on our ability to qualify as a REIT, Goodwin, Procter & Hoar LLP is relying on such representations. In the case of any services that are not “usual and customary” under the foregoing rules, we intend to employ “independent contractors” to provide such services.

Non-Qualifying Income Received by the Operating Partnership

The Operating Partnership may receive certain types of income with respect to the properties it owns that will not qualify under the 75% or 95% gross income test. We believe, however, that the aggregate amount of such non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

Eligibility for Relief Under the Code if We Fail to Qualify as a REIT

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under certain provisions of the Code. These relief provisions generally will be available if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of our income sources to our federal income tax return; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in “Opinion of Tax Counsel,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

For taxable years prior to January 1, 1998, a REIT had to satisfy an additional gross income test annually—less than 30% of the company’s gross income could consist of short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years. No mitigation provision was applicable if we were to fail to satisfy the 30% income test for our taxable year ended December 31, 1997. See “Risk Factors—Failure to Qualify as a REIT” on page 10.

Asset Tests

At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets.

•	First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities.

•	Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

•	Third, of the investments included in the 25% asset class, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Additionally, we may not own more than 10% of any one issuer’s outstanding voting securities.

The 5% test must generally be met for any quarter in which we acquire securities of an issuer. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We maintain, and will continue to maintain, adequate records of the value of our assets to ensure compliance with the asset tests and will take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Annual Distribution Requirements

In order to be taxed as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders. The amount of these distributions must be at least equal to:

•	the sum of 95% of our “REIT taxable income” (computed without regard to the dividends-paid deduction and our capital gain) and 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property

•	minus the sum of certain items of cash income.

We must pay such distributions in the taxable year to which they relate. Alternatively, we may pay such distributions in the following taxable year if declared before we timely file our federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Even if we satisfy the foregoing distribution requirements, to the extent that we do not distribute all of our net capital gain or “REIT taxable income” as adjusted, we will be subject to tax thereon at regular capital gains or ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for that year, (b) 95% of our capital gain net income other than such capital gain net income which we elect to retain and pay tax on for that year and © any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

Election to Retain Our Long-Term Capital Gains

Pursuant to recently enacted legislation, we may elect to retain, rather than distribute our net long-term capital gains for tax years beginning after August 5, 1997. The effect of such an election is that:

•	we are required to pay the tax on such gains;

•	common stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, will receive a credit or refund for their share of the tax paid by the REIT; and

•	the basis of such stockholders’ Common Stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of capital gains tax paid by the Company) included in the domestic stockholders’ long-term capital gains.

In addition, if we dispose of any asset subject to the Built-in Gain Rules during the applicable Recognition Period, we will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

We believe we have made and we intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Operating Partnership Agreement authorizes us, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 95% distribution requirement. It is possible, however, we, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. This could occur as a result of timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

Deficiency Dividends

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure To Qualify

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify will not be deductible, nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to our stockholders will be dividends, taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limit on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. See “Risk Factors—Failure to Qualify as a REIT Would Cause Us to be Taxed as a Corporation” on page 10.

Taxation Of Domestic Stockholders

Definition

In this section, the phrase “domestic stockholder” means a holder of Common Stock and Preferred Stock that for United States federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

•	is an estate or trust, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable domestic stockholders will be taxed as follows.

Distributions Generally

Distributions to domestic stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of our current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends- received deduction for corporations. To the extent that we make a distribution in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in each domestic stockholder’s Common Stock, and the amount of such distribution in excess of a domestic stockholder’s tax basis in its Common Stock will be taxable as gain realized from the sale of its Common Stock. Dividends that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any such month will be treated as both paid by the Company and received by the stockholder on December 31 of the year, provided that we actually pay the dividend during January of the following calendar year. Stockholders may not include any of our losses on their own federal income tax returns.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax, discussed in the section titled “Opinion of Tax Counsel” above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax- free return of capital as taxable dividends.

Capital Gain Dividends

Dividends to domestic stockholders that we properly designate as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the stockholder has held his stock.

Passive Activity Loss and Investment Interest Limitations

Distributions from the Company and gain from the disposition of the Securities will not be treated as passive activity income, and therefore stockholders may not be able to apply any “passive losses” against such income. Dividends from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment income limitation. Net capital gain from the disposition of Securities and capital gain dividends generally will be included in investment income for purposes of the investment interest deduction limitations only if and to the extent you so elect, in which case such capital gains will be taxed as ordinary income.

Certain Dispositions of Securities

Losses incurred on the sale or exchange of Securities that you hold for less than six months (after applying certain holding period rules) will be deemed capital losses to the extent of any capital gain dividends received by you from those shares.

Treatment of Tax-exempt Stockholders

Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally, will not constitute “unrelated business taxable income” (“UBTI”) unless the stockholder has borrowed to acquire or carry its Securities. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such a REIT’s distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for federal income tax purposes but for the application of the “look-through” exception to the Five or Fewer Requirement applicable to shares held by qualified trusts and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or (ii) one or more qualified trusts, each owning, more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501 (a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the “look-through” exception.

Special Tax Considerations for Foreign Stockholders

The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, “foreign stockholders”) are complex. The following discussion is intended only as a summary of these rules. Prospective foreign stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements.

Taxation if Effectively Connected With a United States Trade or Business

In general, foreign stockholders will be subject to regular United States federal income tax with respect to their investment in the Company if the investment is “effectively connected” with the foreign stockholder’s conduct of a trade or business in the United States. A corporate foreign stockholder that receives income that is (or is treated as) effectively connected with a United States trade or business also may be subject to the branch profits tax under section 884 of the Code, which is payable in addition to regular United States federal corporate income tax. The following discussion will apply to foreign stockholders whose investment in the Company is not so effectively connected.

Distributions Not Attributable to Gain from the Sale or Exchange of a United States Real Property Interest

A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that we do not designate as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a United States federal income tax equal to 30% of the gross amount of the dividend unless this tax is reduced by an applicable tax treaty. Such a distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce each foreign stockholder’s basis in its Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of Common Stock.

Distributions Attributable to Gain from the Sale or Exchange of a United States Real Property

Interest

Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a foreign stockholder under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, such distributions are taxed to a foreign stockholder as if the distributions were gains “effectively connected” with a United States trade or business. Accordingly, a foreign stockholder will be taxed at the normal capital gain rates applicable to a domestic stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a foreign corporate stockholder that is not entitled to treaty exemptions.

Withholding Obligations from Distributions to Foreign Stockholders

Although tax treaties may reduce our withholding obligations, we generally will be required to withhold from distributions to foreign stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of our earnings and profits will be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current or accumulated earnings and profits. If the amount of tax withheld by the Company with respect to a distribution to a foreign stockholder exceeds the stockholder’s United States tax liability with respect to such distribution, the foreign stockholder may file for a refund of such excess from the IRS.

Sale of Our Securities by a Foreign Stockholder

Unless our Securities constitute a “United States real property interest” within the meaning of FIRPTA, a sale of our Securities by a foreign stockholder generally will be subject to United States federal income taxation. Our Securities will not constitute a United States real property interest if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by foreign stockholders. We currently anticipate that we will be a domestically controlled REIT. Therefore, sales of our Securities will not be subject to taxation under FIRPTA. However, because our Securities will be publicly traded, no assurance can be given that we will continue to be a domestically controlled REIT. If we were not a domestically controlled REIT, whether a foreign stockholder’s sale of our Securities would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether our Securities were “regularly traded” on an established securities market (such as the NYSE on which our Common Stock will be listed) and on the size of the selling stockholder’s interest in the Company. If the gain on the sale of Securities were subject to taxation under FIRPTA, the foreign stockholder would be subject to the same treatment as a domestic stockholder with respect to the gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). In addition, distributions that are treated as gain from the disposition of Securities and are subject to tax under FIRPTA also may be subject to a 30% branch profit tax when made to a corporate foreign stockholder that is not entitled to treaty exemptions. In any event, a purchaser of Securities from a foreign stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased Securities is “regularly traded” on an established securities market (such as the NYSE) or if we are a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of our Securities may be required to withhold 10% of the purchase price and remit this amount to the IRS. Capital gains not subject to FIRPTA will be taxable to a foreign stockholder if the foreign stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

On October 6, 1997, the U.S. Treasury Department issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to foreign stockholders after December 31, 1999. The new Treasury regulations may alter the procedures for claiming the benefits of an income tax treaty. Our foreign stockholders should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in our Common Stock.

Information Reporting Requirements and Backup Withholding Tax

Backup Withholding Tax for Domestic Stockholders

Under certain circumstances, domestic stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Stock. Backup withholding will apply only if the holder:

•	fails to furnish his or her taxpayer identification number (“TIN”) (which, for an individual, would be his or her Social Security Number);

•	furnishes an incorrect TIN;

•	is notified by the IRS that he or she has failed properly to report payments of interest and dividends or is otherwise subject to backup withholding; or

•	under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and (a) that he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments or (b) that he or she has been notified by the IRS that he or she is no longer subject to backup withholding.

Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

Domestic stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a domestic stockholder will be allowed as a credit against the domestic stockholder’s United States federal income tax liability and may entitle the domestic stockholder to a refund, provided that the required information is furnished to the IRS.

Backup Withholding Tax for Foreign Stockholders

Additional issues may arise pertaining to information reporting and backup withholding for foreign stockholders. Foreign stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

Other Tax Considerations

Effect of Tax Status of Operating Partnership on REIT Qualification

Substantially all of our investments are through the Operating Partnership. In addition, the Operating Partnership holds interests in certain of our properties through subsidiary partnerships. Our interest in these partnerships may involve special tax considerations. Such considerations include (i) the allocations of items of income and expense, which could affect the computation of our taxable income, (ii) the status of the Operating Partnership, and other subsidiary partnerships as partnerships (as opposed to associations taxable as corporations) for federal income tax purposes and (iii) the taking of actions by the Operating Partnership and subsidiary partnerships that could adversely affect our qualifications as a REIT. In the opinion of Goodwin, Procter & Hoar LLP, based on certain representations of the Company and our subsidiaries, each of the Operating Partnership, and the other subsidiary partnerships in which the Operating Partnership has an interest will be treated for federal income tax purposes as a partnership (and not as an association taxable as a corporation). If any of the Operating Partnership, or other subsidiary partnerships in which the Operating Partnership has an interest were treated as an association taxable as a corporation, we would fail to qualify as a REIT for a number of reasons.

Tax Allocations with Respect to the Properties

When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to section 704(c) of the Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (this difference is referred to as a “Book-Tax Difference”). Such allocations are solely for federal income tax purposes. Such allocations do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain of our properties). Consequently, the Operating Partnership Agreement requires such allocations to be made in a manner consistent with section 704(c) of the Code. Final and temporary Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences for property contributed to a partnership on or after December 21, 1993. The choices include the retention of the “traditional method” that was available under prior law or the election of certain alternative methods. Currently, we generally have elected and intend to continue to elect the “traditional method with curative allocations” of Section 704(c) allocations. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in our properties in the hands of the Operating Partnership could cause us (i) to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time of the contribution (the “ceiling rule”) and (ii) to be allocated taxable gain in the event of a sale of such contributed interests in our properties in excess of the economic or book income allocated to the Company as a result of such sale, with a corresponding benefit to the other partners in the Operating Partnership. For properties with respect to which we elect the “traditional method with curative allocations” the Operating Partnership Agreement will specially allocate taxable gain on sale of such properties to the contributing partners up to the aggregate amount of depreciation deductions with respect to each such property that the “ceiling rule” prevented the Company from being allocated. In addition, with respect to at least one property, the Company has elected the “remedial method” of allocations under Section 704(c) of the Code.

Interests in our properties purchased for cash by the Operating Partnership simultaneously with or subsequent to our admission to the Operating Partnership initially had a tax basis equal to their fair market value. Thus, Section 704(c) of the Code does not apply to such interests.

State and Local Tax

We and our operating subsidiaries may be subject to state and local tax in states and localities in which we or they do business or own property. The tax treatment of the Company and our operating subsidiaries and the holders of our Common Stock in such jurisdictions may differ from the federal income tax treatment described above.

RATIOS OF COMBINED EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the consolidated ratios of earnings to fixed charges and Preferred Stock Dividends for the Company and the Predecessor for the periods shown:

	Company			Predecessor
	Nine Months Ended September 30, 1998	June 23, 1997- December 31, 1997(1)	January 1, 1997- June 22, 1997(1)	Years Ended December 31,
				1996(1)	1995(1)	1994(1)(2)	1993
Ratio	2.08x	1.93x	1.07x	1.07x	0.95x	1.08x	1.19x

(1)	Ratios for the period January 1—June 22, 1997 and the years ended December 31, 1996, 1995, 1994 and 1993 are of the Predecessor and reflect periods prior to the Initial Offering on June 23, 1997.

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income (loss) before minority interest, gain on sale of real estate assets and extraordinary items, plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, capitalized interest, credit enhancement fees and loan cost amortization. To date, we have not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and Preferred Stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

PLAN OF DISTRIBUTION

We may sell Securities to or through one or more underwriters or dealers for public offering and sale by or through them; directly to one or more individual, institutional or other purchasers; through agents; or through a combination of any such methods of sale. Direct sales to investors may also be accomplished through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In connection with any distribution of subscription rights to stockholders, if all of the underlying Securities are not subscribed for, we may sell the unsubscribed Securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed Securities to third parties.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices (any of which may represent a discount from the prevailing market prices).

In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable prospectus supplement.

Unless otherwise specified in the related prospectus supplement, each series of Securities will be a new issue with no established trading market, other than the shares of Common Stock which are listed on the NYSE. Any shares of Common Stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of Preferred Stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but one will not be obligated to do so and any underwriter may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

Until the distribution of the Securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the Securities. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities.

If any underwriters create a short position in the Securities in connection with an offering, i.e., if they sell more Securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing Securities in the open market.

The lead underwriters may also impose a penalty bid on certain other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase Securities in the open market to reduce the underwriters’ short position or to stabilize the price of the Securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those Securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts (“Contracts”) providing for payment and delivery on the date or dates stated in such prospectus supplement. Institutions with which such Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. The obligations of any purchaser under any such contracts will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchase is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such Contracts.

In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

Certain legal matters, including the legality of the Securities, will be passed upon for the Company by Goodwin, Procter & Hoar LLP. Gilbert G. Menna, the sole shareholder of Gilbert G. Menna, P.C., a partner of Goodwin, Procter & Hoar LLP, serves as an Assistant Secretary of the Company. Certain partners of Goodwin, Procter & Hoar LLP or their affiliates, together with Mr. Menna, own approximately 20,000 shares of Common Stock. Goodwin, Procter & Hoar LLP occupies approximately 26,000 square feet at 599 Lexington Avenue, New York under a lease that expires in 2002.

EXPERTS

The financial statements and schedules for the year ended December 31, 1997 referred to and incorporated by reference in this Prospectus or elsewhere in the Registration Statement of which this Prospectus is a part have been audited by PricewaterhouseCoopers LLP, independent accountants, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

5,700,000 Shares

Boston Properties, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

February 26, 2004

Citigroup

Morgan Stanley